As filed with the Securities and Exchange Commission on March 6, 1998
                              Registration No. 333-45513
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4/A
                               (Amendment No. 1)
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)


            LOUISIANA                                 6711                        72-6017893
(State or other jurisdiction of         (Primary Standard Indus               (I.R.S. Employer
 incorporation or organization)          Classification Code Number)           Identification No.)

                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7117
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

          Joseph S. Schwertz, Jr., Esq.                           Copies to:                              Copies to:
                     Secretary                            Patrick J. Butler, Jr., Esq.             Gerald F. Heupel, Jr., Esq.
             Whitney Holding Corporation                    Milling, Benson, Woodward,         Elias, Matz, Tiernan & Herrick L.L.P.
           228 St. Charles Ave. - Room 622               Hillyer, Pierson & Miller, L.L.P.       12th Floor, 734 15th Street, N.W.
               New Orleans, LA  70130                     909 Poydras Street, Suite 2300              Washington, D.C. 20005
                  (504) 586-3474                              New Orleans, LA 70112
       (Name, address, including zip code, and
telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale of the Securities to the
Public:
 Upon submission of the Plan of Merger described in this registration statement for the vote of shareholders of Meritrust Federal Savings Bank.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

                                ---------------


    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
----------------                                                      -----------------------

A.    Information About the Transaction

      1.   Forepart of Registration Statement and                     Cover Page
           Outside Front Cover Page of Prospectus
      2.   Inside Front and Outside Back Cover Pages                  Inside Cover; Table of Contents
           of Prospectus
      3.   Risk Factors, Ratio of Earnings to Fixed                   Summary
           Charges and Other Information
      4.   Terms of the Transaction                                   Summary; The Plan of Merger
      5.   Pro Forma Financial Information                            *
      6.   Material Contacts with the Company Being                   The Plan of Merger - Background; The Plan
           Acquired                                                   of Merger - Reasons for the Plan of Merger;
                                                                      The Plan of Merger - Recommendation of the
                                                                      Bank's Board of Directors
      7.   Additional Information Required for                        *
           Reoffering by Persons and Parties Deemed
           to be Underwriters
      8.  Interests of Named  Experts and Counsel                     *
      9.  Disclosure of Commission Position on                        *
          Indemnification for Securities Act Liabilities

B.    Information About the Registrant

      10.  Information with Respect to S-3 Registrants                Inside Cover; Summary; Information about
                                                                      Whitney
      11.  Incorporation of Certain Information by                    Information about Whitney; Incorporation of
           Reference                                                  Certain Documents by Reference
      12.  Information with Respect to S-2 or S-3                     *
           Registrants
      13.  Incorporation of Certain Information by                    *
           Reference
      14.  Information  with  Respect  to  Registrants                *
           other  than S-3 or S-2 Registrants

C.    Information About the Company Being Acquired

      15.  Information with Respect to S-3 Companies                  *
      16.  Information  with  Respect to S-2 or S-3                   Information about the Bank
           Companies


                           WHITNEY HOLDING CORPORATION
                              CROSS REFERENCE SHEET

Item of Form S-4                                                      Location in Prospectus
----------------                                                      ----------------------
      17.  Information with Respect to Companies                      *
           other than S-3 or S-2 Companies

D.    Voting and Management Information

      18.  Information if Proxies, Consents or
           Authorizations are to be Solicited

           (1)    Date, Time and Place Information                    The Meeting - General
           (2)    Revocability of Proxy                               The Meeting - Solicitation, Voting and
                                                                      Revocation of Proxies
           (3)    Dissenters' Rights of Appraisal                     Absence of Dissenters' Rights
           (4)    Persons Making the Solicitation                     The Meeting - General; The Meeting -
                                                                      Solicitation, Voting and Revocation of
                                                                      Proxies
           (5)    Interests of Certain Persons in                     Summary - Interests of Certain Persons; The
                  Matters to be Acted Upon; Voting                    Plan of Merger - Interests of Certain Persons;
                  Securities and Principal Holders                    Information About the Bank - Security
                  Thereof                                             Holdings of Principal Shareholders and
                                                                      Management
           (6)    Vote Required for Approval                          The Meeting - Shares Entitled to Vote;
                                                                      Quorum; Vote Required
           (7)    Directors and Executive Officers;                   Information About the Bank
                  Executive Compensation; Certain
                  Relationships and Related
                  Transactions

      19.  Information if Proxies, Consents or                        *
           Authorizations are not to be Solicited or in
           an Exchange Offer

*Not applicable or answer is in the negative.

                         MERITRUST FEDERAL SAVINGS BANK
                             200 West Second Street
                           Thibodaux, Louisiana 70302



                              March 10, 1998



Dear Shareholder:


         You are cordially invited to attend a special meeting of shareholders (the "Meeting") of Meritrust Federal Savings Bank (the "Bank") to be held in the main office of the Bank, 200 West Second Street, Thibodaux, Louisiana 70302, on Thursday, April 16, 1998 at 3:00 p.m., local time.


         At the Meeting, shareholders will be asked to approve the Agreement and Plan of Merger dated November 20, 1997 between Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank") and the Bank and a related merger agreement (collectively, the "Plan of Merger"). Pursuant to the Plan of Merger, the Bank will merge with and into Whitney Bank (the "Merger"), and each share of common stock of the Bank ("Bank Common Stock") will be converted into the right to receive shares of common stock of Whitney ("Whitney Common Stock") and cash in lieu of any fractional share. Whitney Bank will be the surviving entity in the Merger, and shareholders of the Bank will become shareholders of Whitney. It is a condition to the Merger that, among other things, the exchange of Bank Common Stock solely for shares of Whitney Common Stock will be tax free to the Bank's shareholders for federal income tax purposes.


         Each share of Bank Common Stock is expected to be converted into the right to receive between 1.352 shares and 1.587 shares of Whitney Common Stock, depending upon the Average Whitney Market Price (as defined) and other factors, as described in the accompanying Proxy Statement-Prospectus. If the effective date of the Merger had been March 2, 1998, each share of Bank Common
Stock would have been converted into the right to receive 1,352 shares of Whitney Common Stock. See "The Plan of Merger -- Description of the Plan of Merger -- Conversion of Common Stock" in the accompanying Proxy Statement-Prospectus.


         The Merger has been approved by your Board of Directors, and the Board recommends that each shareholder vote FOR the Plan of Merger. The Board believes that the Merger is in the best interests of the Bank and its shareholders. Consummation of the Merger is subject to certain conditions, including approval of the Plan of Merger by the Bank's shareholders, approval of the Merger by various regulatory agencies, and the satisfaction or waiver of certain other contractual conditions.

         The accompanying Notice of Special Meeting and Proxy Statement-Prospectus contain information about the proposed merger. Please read carefully these materials and the documents incorporated therein by reference, copies of which are available as indicated under the caption "Incorporation of Certain Documents by Reference."

         The Board of Directors recommends that you vote FOR the Plan of Merger and urges you to sign and date the enclosed proxy and return it promptly in the accompanying envelope in order to ensure that your vote is represented. Of course, if you attend the Meeting, you nevertheless may vote in person, even though you previously returned your proxy.

Sincerely,



Stephen R. Berthelot                         Lee J. Guarisco
President                                    Vice Chairman

                         MERITRUST FEDERAL SAVINGS BANK
                             200 West Second Street
                           Thibodaux, Louisiana 70302

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, APRIL 16, 1998



To the Holders of Common Stock of Meritrust Federal Savings Bank:


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Meritrust Federal Savings Bank (the "Bank") will be held at its main office, 200 West Second Street, Thibodaux, Louisiana 70302, on Thursday, April 16, 1998 at 3:00 p.m., local time, for the following purposes:


         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated November 20, 1997, and a related merger agreement, copies of which are attached as Appendix A to the accompanying Proxy Statement-Prospectus and are incorporated herein by reference (collectively, the "Plan of Merger"), pursuant to which, among other things: (a) the Bank would merge into Whitney National Bank ("Whitney Bank"), a wholly-owned bank subsidiary of Whitney Holding Corporation ("Whitney"), and (b) each outstanding share of common stock of the Bank would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the attached Proxy Statement-Prospectus.

         2. To adjourn the Meeting, if necessary, to solicit additional proxies.

         3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on February 19, 1998 are entitled to notice of and to vote at the Meeting or any adjournment or postponements thereof.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                 By order of the Board of Directors
                                  of Meritrust Federal Savings Bank




                                 Edward J. Patterson, Jr., Secretary
Thibodaux, Louisiana
March 10, 1998


--------------------------------------------------------------------------------
                                I M P O R T A N T
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE BANK OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF THE BANK AT OR BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.
--------------------------------------------------------------------------------

                         MERITRUST FEDERAL SAVINGS BANK


               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD THURSDAY, APRIL 16, 1998

                        --------------------------------

                           WHITNEY HOLDING CORPORATION

                                   PROSPECTUS
                           Common Stock, No Par Value



         This Proxy Statement-Prospectus is being furnished to holders of common stock, par value $1.00 per share ("Bank Common Stock"), of Meritrust Federal Savings Bank (the "Bank") in connection with the solicitation of proxies by the Bank's Board of Directors for use at a Special Meeting of Shareholders of the Bank (the "Meeting") to be held on Thursday, April 16, 1998 at 3:00 p.m., local time, at the Bank's main office, 200 West Second Street, Thibodaux, Louisiana 70302, and at any adjournments or postponements thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated November 20, 1997, and a related merger agreement (collectively, the "Plan of Merger") between the Bank, on the one hand, and Whitney Holding Corporation ("Whitney") and Whitney National Bank ("Whitney Bank"), on the other hand. The Plan of Merger provides for, among other things, the merger of the Bank into Whitney Bank (the "Merger"). Upon consummation of the Merger, each outstanding share of Bank Common Stock will be converted into or exchanged for shares of common stock, no par value, of Whitney ("Whitney Common Stock") in the manner described herein, with cash being paid for any fractional share interests, and any outstanding options to purchase Bank Common Stock will be converted into options to purchase Whitney Common Stock in the manner described herein. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock." Consummation of the Merger requires the approval of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Consummation of the Merger is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals.

         Whitney has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 1,338,120 shares of Whitney Common Stock that may be issued in connection with the Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger Description of the Plan of Merger -- Conversion of Common Stock." The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the Nasdaq National Market System (the "Nasdaq National Market"). The outstanding shares of Bank Common Stock are included for quotation on the Nasdaq SmallCap Market. The closing price per share of Whitney Common Stock on the Nasdaq National Market on March 2, 1998 was $61.00, and the closing price per share of Bank Common Stock on the Nasdaq SmallCap Market on March 2, 1998 was $73.25. On November 20, 1997, the last trading day before the Bank announced that it had entered into the Plan of Merger, the closing price per share of Bank Common Stock on the Nasdaq SmallCap Market was $51.219.

         This Proxy Statement-Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of the Bank on or about March 10, 1998.


                           ---------------------------
           THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED
               MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
            RACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS
      OF ANY BANK OR NON-BANK SUBSIDIARY OF WHITNEY AND ARE NOT INSURED BY
          THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                     FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                          ----------------------------


             This Proxy Statement-Prospectus is dated March 9, 1998.

         No person has been authorized to give any information or to make any representation in connection with the solicitation of proxies or the offering of securities made hereby other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Whitney or the Bank. This Proxy Statement-Prospectus shall not constitute an offer to sell or exchange or the solicitation of an offer to purchase any security, or the solicitation of a proxy, nor shall there be any such sale, exchange or solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Whitney or the Bank since the date hereof.

         All information contained or incorporated by reference herein with respect to the Bank has been provided by the Bank, and Whitney is relying on the accuracy of that information. All information contained or incorporated by reference herein with respect to Whitney has been provided by Whitney, and the Bank is relying on the accuracy of that information.

                              AVAILABLE INFORMATION

         Whitney and the Bank are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Office of Thrift Supervision ("OTS"), respectively. The reports, proxy statements and other information filed by Whitney with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." The reports, proxy statements and other information filed by the Bank with the OTS can be inspected and copied at the public reference facilities maintained by the OTS at the Office of Records Management and Information Policy - Dissemination Branch, Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and can also be obtained by written request from such office at prescribed rates. In addition, Whitney Common Stock is included for quotation on the Nasdaq National Market (Symbol: WTNY), and the Bank Common Stock is included for quotation on the Nasdaq SmallCap Market (Symbol: MERI). Such reports, proxy statements and other information concerning Whitney and the Bank can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Whitney has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the Whitney Common Stock offered by this Proxy Statement-Prospectus. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement-Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney and the transactions described herein, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission by Whitney (File No. 0-1026) pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

         1. Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         2. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

         3. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

         4. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997; and

         5. The description of Whitney common stock set forth in Whitney's registration statement under the Exchange Act, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the Commission on January 19, 1996.

         The following documents previously filed with the OTS by the Bank (OTS Docket No. 06866) pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

         1. The Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (including certain information in the Bank's Proxy Statement dated March 25, 1997 used in connection with the Bank's 1996 Annual Meeting of Stockholders and incorporated by reference into the Form 10-KSB);

         2. The Bank's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

         3. The Bank's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

         4. The Bank's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

         5. The Bank's Current Reports on Form 8-K filed with the OTS on December 2, 1997 and January 30, 1998; and

         6. The following portions of the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1996: selected consolidated financial data (page 5); management's discussion and analysis of financial condition and results of operations (pages 6 through 20); and audited consolidated financial statements and notes thereto (pages 21 through 44).

         Accompanying this Proxy Statement-Prospectus are the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

         All documents filed by Whitney pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Meeting described herein shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of their filing. Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, or in any supplement hereto, or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, IF FILED BY WHITNEY, FROM EDWARD B. GRIMBALL, CHIEF FINANCIAL OFFICER, WHITNEY HOLDING CORPORATION, 228 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70130 (TELEPHONE (504) 586-7252), AND, IF FILED BY THE BANK, FROM MICHAEL D.TEMPLET, CHIEF FINANCIAL OFFICER, MERITRUST FEDERAL SAVINGS BANK, 200 WEST SECOND STREET, THIBODAUX, LOUISIANA 70302 (TELEPHONE (504) 446-5011). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 9, 1998. Whitney hereby undertakes to provide copies of any such documents, other than exhibits thereto that are not specifically incorporated by reference therein, without charge to each person, including any beneficial owner of Bank Common Stock, to whom this Proxy Statement-Prospectus is delivered, upon the written or oral request of such person to Whitney's Chief Financial Officer at the address and telephone number written above.

                                TABLE OF CONTENTS


SUMMARY.......................................................................vi
         Parties to the Merger................................................vi
                  Whitney  ...................................................vi
                  The Bank ...................................................vi
         The Meeting..........................................................vi
                  General  ...................................................vi
                  Purpose of the Meeting......................................vi
         Vote Required.......................................................vii
         Reasons for the Plan of Merger......................................vii
         Recommendation of the Bank's Board of Directors.....................vii
         Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc...........vii
         The Plan of Merger..................................................vii
                  Conversion of Common Stock.................................vii
                  Exchange of Certificates....................................ix
                  Regulatory Approvals and Other Conditions to
                    Consummation of the Merger................................ix
                  Waiver, Amendment and Termination............................x
         Accounting Treatment..................................................x
         Certain Federal Income Tax Consequences...............................x
         Absence of Dissenters' Rights.........................................x
         Interests of Certain Persons..........................................x
         Market Prices........................................................xi
         Comparative Rights of Shareholders...................................xi
         Liquidation Accounts.................................................xi
         Selected Financial Data of the Bank..................................xi
         Selected Financial Data of Whitney.................................xiii
         Comparative Per Share Data..........................................xiv
THE MEETING....................................................................1
         General  .............................................................1
         Purpose of the Meeting................................................1
         Shares Entitled to Vote; Quorum; Vote Required........................1
         Solicitation, Voting and Revocation of Proxies........................2
THE PLAN OF MERGER.............................................................2
         General  .............................................................2
         Background............................................................2
         Reasons for the Plan of Merger........................................3
                  General  ....................................................3
                  Whitney  ....................................................3
                  The Bank ....................................................4
         Recommendation of the Bank's Board of Directors.......................4
         Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc.............4
         Description of the Plan of Merger.....................................8
                  Conversion of Common Stock...................................8
                  Exchange of Certificates.....................................9
                  Transfer and Exchange Agents................................10
                  Regulatory Approvals and Other Conditions of the Merger.....10
                  Effective Date..............................................10
                  Conduct of Business Prior to the Effective Date.............10
                  Waiver, Amendment and Termination...........................11
                  Expenses ...................................................12
         Interests of Certain Persons.........................................12
                  Employment Status...........................................12

                  Employee Benefits...........................................12
                  Management..................................................13
                  Change in Control Agreements................................13
                  Bank Options................................................13
                  Advisory Board..............................................15
                  Indemnification and Insurance...............................15
         Status Under Federal Securities Laws; Certain Restrictions
            on Resales .......................................................15
         Accounting Treatment.................................................16
         Pro Forma Data.......................................................16
ABSENCE OF DISSENTERS' RIGHTS.................................................16
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................16
ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY..................................17
INFORMATION ABOUT THE BANK....................................................18
         General  ............................................................18
         Market Prices of and Dividends Declared on Bank Common Stock.........18
         Security Holdings of Principal Shareholders and Management...........19
INFORMATION ABOUT WHITNEY.....................................................20
         General  ............................................................20
         Recent Developments..................................................20
         Market Prices of and Dividends Declared on Whitney Common Stock .....21
COMPARATIVE RIGHTS OF SHAREHOLDERS............................................21
         Description of Whitney Common Stock..................................21
         Comparison of Whitney Common Stock and Bank Common Stock.............26
                  Boards of Directors.........................................26
                  Removal of Directors........................................26
                  Issuance of Shares to Directors, Officers or
                    Controlling Shareholders..................................26
                  Nomination of Directors.....................................27
                  Preferred Stock.............................................27
                  Special Meetings of Shareholders............................27
                  Business Conducted at Annual Meetings of Shareholders.......27
                  Amendment to Charter and Bylaws.............................27
                  Supermajority Vote Requirements.............................28
                  Indemnification Rights......................................28
                  Liquidation Accounts........................................28
LEGAL MATTERS.................................................................29
EXPERTS.......................................................................29
SHAREHOLDER PROPOSALS.........................................................29
OTHER MATTERS.................................................................29
         Appendix A - Agreement and Plan of Merger...........................A-1
         Appendix B - Fairness Opinion of Friedman, Billings, Ramsey &
           Co., Inc..........................................................B-1

                                     SUMMARY

          The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

Parties to the Merger


         Whitney. Whitney Holding Corporation, a Louisiana corporation ("Whitney"), is a bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana since 1883. It currently conducts its general banking business through approximately 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.


         Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." At September 30, 1997, Whitney had consolidated assets of approximately $4.2 billion and total consolidated deposits of approximately $3.3 billion. Whitney's principal executive offices are at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

         The Bank. Meritrust Federal Savings Bank (the "Bank") is a federally chartered, stock savings bank headquartered in Thibodaux, Louisiana. The Bank's business consists primarily of attracting deposits from the general public and using those and other available sources of funds to originate consumer loans and loans secured by single-family residences located primarily in Thibodaux, Houma, Luling, Raceland, Vacherie and Galliano, Louisiana and in St. Mary Parish, Louisiana. At September 30, 1997, the Bank had total assets of $233.3 million, deposits of $210.4 million and total stockholders' equity of $19.3 million.

         The Bank's principal executive offices are at 200 West Second Street, Thibodaux, Louisiana 70302, and its telephone number is (504) 446-5011. See "Information About the Bank."

The Meeting


         General.  A  special  meeting  of the  shareholders  of the  Bank  (the
"Meeting") will be held on April 16, 1998 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock, $1.00 par value per share, of the Bank ("Bank Common Stock") at the close of business on February 19, 1998 are entitled to notice of and to vote at the Meeting. On that date, there were 774,176 shares of Bank Common Stock issued and outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.


         Purpose of the Meeting. The purpose of the Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger dated November 20, 1997, and a related merger agreement (collectively, the "Plan of Merger"), copies of which are attached hereto as Appendix A, pursuant to which, among other things, the Bank will merge into Whitney Bank (the "Merger") and shareholders of the Bank will receive shares of Whitney common stock, no par value ("Whitney Common Stock"), and cash in lieu of fractional shares, as described below under " - The Plan of Merger -- Conversion of Common Stock." See "The Meeting - Purpose of the Meeting." Shareholders will also be asked to approve a proposal to adjourn the Meeting if necessary to solicit additional proxies in favor of the Plan of Merger in order for the Plan of Merger to be approved and adopted (the "Adjournment Proposal"). Approval of the Adjournment Proposal will allow the Bank's Board of Directors to adjourn the meeting in order to solicit additional proxies if necessary to meet the two-thirds vote requirement. See "Adjournment of Special Meeting, if Necessary."

Vote Required

          The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of Bank Common Stock. Directors and executive officers of the Bank holding an aggregate of 176,616 shares, or approximately 22.8%, of the outstanding shares of Bank Common Stock have agreed, subject to certain conditions, to vote their shares in favor of the Plan of Merger at the Meeting. It is also anticipated that the directors and executive officers of the Bank will vote for the proposal to adjourn the Meeting if necessary to solicit additional proxies. Whitney, as the sole shareholder of Whitney Bank, must approve the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting - Shares Entitled to Vote; Quorum; Vote Required."

Reasons for the Plan of Merger

         The Board of Directors of the Bank believes that the approval of the Plan of Merger is in the best interests of the Bank and its shareholders. In reaching its decision, the Board considered a number of factors, including the Bank's and Whitney's business and prospects, the price to be received by the Bank's shareholders, the liquidity of Whitney Common Stock and the opinion of Friedman, Billings, Ramsey & Co., Inc. that the consideration to be received by the Bank's shareholders is fair, from a financial point of view. See "The Plan of Merger - Background" and "The Plan of Merger - Reasons for the Plan of Merger."

Recommendation of the Bank's Board of Directors

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER. SEE "THE PLAN OF MERGER - RECOMMENDATION OF THE BANK'S BOARD OF DIRECTORS."

Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc.

         Friedman, Billings, Ramsey & Co., Inc. has rendered its opinion to the Bank's Board of Directors that, based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by the Bank's shareholders under the Plan of Merger is fair to the Bank's shareholders from a financial point of view. Friedman, Billings, Ramsey & Co., Inc.'s opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting. See "The Plan of Merger -- Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc."


         A copy of the fairness opinion of Friedman, Billings, Ramsey & Co., Inc. dated March 9, 1998 is attached as Appendix B and should be read in its entirety.


The Plan of Merger


         Conversion of Common Stock. Pursuant to the Plan of Merger, if all conditions to the Merger are satisfied or waived, on the effective date of the Merger, the Bank will be merged with and into Whitney Bank, and the separate existence of the Bank will cease. By reason of the Merger, and subject to the adjustments described below, each outstanding share of Bank Common Stock will be converted into a number of shares of Whitney Common Stock that is equal to (a) if the Average Whitney Market Price (defined below) is greater than or equal to $46.00 and less than or equal to $54.00, the quotient (rounded to the nearest thousandth) determined by dividing (i) $73.00 by (ii) the Average Whitney Market Price, (b) if the Average Whitney Market Price is less than $46.00, 1.587 shares, (c) if the Average Whitney Market Price is greater than $54.00, 1.352 shares, or (d) notwithstanding any of the foregoing, if, prior to the effective date of the Merger, (x) Whitney issues a press release announcing that it is negotiating or has executed a letter of intent or definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations, letter of intent or definitive agreement prior to the closing of the transactions contemplated by the Plan of Merger, 1.352 shares. The number of shares of Whitney Common Stock into which one share of Bank Common Stock would be converted by reason of the merger pursuant to the foregoing provisions is referred to as the "Exchange Ratio."


         The Plan of Merger defines "Average Whitney Market Price" as the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the effective date of the Merger, as reported in the Wall Street Journal (corrected for typographical errors), and such period of 20 trading days is referred to as the "Pricing Period."

         The Bank may terminate the Plan of Merger by giving notice to Whitney at any time during the five-day period following the Pricing Period if both (a) the Average Whitney Market Price is less than $40.00 and (b) (i) the quotient obtained by dividing the Average Whitney Market Price by $50.00 is less than
(ii) the result obtained by subtracting 0.15 from the quotient obtained by dividing the average of the Index Prices (hereinafter defined) during the Pricing Period by the Index Price on November 24, 1997 (the "Starting Date"). The "Index Price" for a particular date is the weighted average of the closing sales prices on such date of an index of bank holding companies specified in the Plan of Merger. That index is adjustable in accordance with the terms of the Plan of Merger, and as adjusted as of the date hereof, the Index Price on the Starting Date was $36.26. If the Bank gives Whitney notice of its intent to terminate the Plan of Merger pursuant to the conditions described in this paragraph, Whitney may determine, in its sole discretion, to eliminate the Bank's right to terminate the Plan of Merger by increasing the Exchange Ratio to equal the quotient (rounded to the nearest thousandth) obtained by dividing $63.48 by the Average Whitney Market Price.

         Conversely, Whitney may terminate the Plan of Merger by giving notice to the Bank at any time during the five-day period following the Pricing Period if: (a) the Average Whitney Market Price is greater than $60.00, (b) (i) the quotient obtained by dividing the Average Whitney Market Price by $50.00 is greater than (ii) the result obtained by adding 0.15 to the quotient obtained by dividing the average of the Index Prices during the Pricing Period by the Index Price on the Starting Date (currently $36.26), and (c) none of the events described in clause (d) of the first paragraph under this subheading shall have occurred and be continuing. If Whitney gives the Bank notice of its intent to terminate the Plan of Merger pursuant to the conditions set forth in the preceding sentence, the Bank may determine, in its sole discretion, to eliminate Whitney's right to terminate the Plan of Merger by decreasing the Exchange Ratio to equal the quotient (rounded to the nearest thousandth) determined by dividing $81.12 by the Average Whitney Market Price.

         On March 2, 1998, the closing trading price for a share of Whitney Common Stock was $61.00, and if such date had been the effective date of the Merger, the Average Whitney Market Price would have been $54.725 and the Exchange Ratio would have been 1.352. Based on such closing trading price, the market value of 1.352 shares of Whitney Common Stock on that date would have been $82.47. There can be no assurance as to the market value of Whitney Common Stock on the effective date of the Merger.


         Inasmuch as the consideration to be paid by Whitney in the Merger will be based on the "Average Whitney Market Price" as defined in the Plan of Merger, the actual value on the effective date of the Merger of the shares to be received by holders of Bank Common Stock in the Merger may be more or less than the Average Whitney Market Price of those shares as calculated in accordance with the Plan of Merger.

         In lieu of issuing any fractional share of Whitney Common Stock, each Bank shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Whitney Market Price.

         The Plan of Merger also provides that each outstanding option to purchase shares of Bank Common Stock (the "Bank Options") granted pursuant to the Bank's 1993 Key Employee Stock Compensation Program and 1993 Directors' Stock Option Plan (the "Bank Option Plans") that are outstanding at the effective time of the Merger, whether or not exercisable, will be converted into and become a right to purchase shares of Whitney Common Stock in accordance with the terms of the Bank Option Plans and the option agreements by which such Bank Options are evidenced, except that from and after the effective time of the Merger, (a) the number of shares of Whitney Common Stock subject to each
                                      viii

Bank Option will equal the number of shares of Bank Common Stock subject to such Bank Options prior to the effective time of the Merger, multiplied by the Exchange Ratio (with fractional shares rounded down to the nearest share) and
(b) the exercise price per share of Whitney Common Stock purchasable thereunder will be the exercise price specified in the applicable Bank Option divided by the Exchange Ratio (rounded up to the nearest cent).

         See "The Plan of Merger - Description of the Plan of Merger" and "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

         For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of the Bank's shareholders, see "Status Under Federal Securities Laws; Certain Restrictions on Resales."

         Exchange of Certificates. Upon consummation of the Merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bank Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of the Bank on the effective date of the Merger. Shareholders are requested not to send in their stock certificates until they have received a letter of transmittal and further written instructions.

         Shareholders of the Bank who cannot locate their stock certificates are urged to contact promptly:

                   Michael D. Templet, Chief Financial Officer
                         Meritrust Federal Savings Bank
                             200 West Second Street
                           Thibodaux, Louisiana 70302
                                 (504) 446-5011

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify the Bank and Whitney against any claim that may be made against the Bank or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. The Bank or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify the Bank and Whitney. See "The Plan of Merger Description of the Plan of Merger -- Exchange of Certificates."

         Regulatory Approvals and Other Conditions to Consummation of the Merger. In addition to approval by the shareholders of the Bank, consummation of the Merger is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations or business of the other party's consolidated group, (ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and the Bank of opinions as to the qualification of the Merger as a tax-free reorganization under applicable law, (v) the Bank's receipt of a letter from Friedman, Billings, Ramsey & Co., Inc., dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming its fairness opinion to the Board of Directors of the Bank, and (vi) certain other conditions customary for agreements of this sort. The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived.


          On February 4, 1998, Whitney filed an application with the Office of of the Comptroller of the Currency of the United States (the "Comptroller") seeking approval of the Merger. The application was acknowledged on February 9, 1998. By letter dated February 25, 1998, the Comptroller indicated that its Washington, D.C. Bank Organization and Structure Division is conducting a review of the competitive analysis relating to the Merger and that the anticipated decision date on the application is April 5, 1998. There can be no assurance that final approval of this application will be obtained, or that the other conditions to consummation of the Merger will be satisfied by the date of the Meeting or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Merger."

            Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Merger other than approval by the shareholders of the Bank, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Merger, and the Bank's receipt of a letter from Friedman, Billings, Ramsey & Co., Inc. dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming Friedman, Billings, Ramsey & Co., Inc.'s fairness opinion to the Board of Directors of the Bank.

         The Plan of Merger may be amended, at any time before or after its approval by the shareholders of the Bank, by the mutual agreement of the Board of Directors of the parties to the Plan of Merger.

         In addition to their rights to terminate the Plan of Merger under certain circumstances if the Average Whitney Market Price is less than $40.00 or more than $60.00 (as described above under the heading " - Conversion of Common Stock"), the parties have rights to terminate the Plan of Merger at any time prior to the effective date of the Merger (i) by the mutual consent of Whitney and the Bank; (ii) in the event of a material breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or August 31, 1998; (iii) if the Merger has not occurred by August 31, 1998; (iv) if the Bank's Board of Directors withdraws its recommendation of the Merger or recommends another acquisition transaction; (v) if the Bank receives a written offer with respect to another acquisition transaction and the Board of Directors of the Bank determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to the Bank's shareholders than the transactions contemplated by the Plan of Merger; or (vi) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $3,000,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (iv) or clause
(v) of the preceding sentence. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

Accounting Treatment

         Whitney intends to account for the Merger as a pooling-of-interests, and it is a condition to Whitney's obligation to consummate the Merger that (i) it receive certain assurances from the Bank's independent public accountants that the Merger may be accounted for as a pooling-of-interests and (ii) neither Whitney's independent public accountants nor the Securities and Exchange Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. See "The Plan of Merger - Accounting Treatment."

Certain Federal Income Tax Consequences

         Consummation of the Merger is conditioned upon receipt by Whitney and the Bank of an opinion from Arthur Andersen LLP to the effect that, among other things, the Merger will qualify as a tax-free reorganization under applicable law and that each Bank shareholder who receives Whitney Common Stock pursuant to the Merger will not recognize gain or loss except with respect to the receipt of cash in lieu of fractional shares of Whitney Common Stock. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

Absence of Dissenters' Rights

         A Bank shareholder who objects to the Merger does not have "dissenters' rights" and, therefore, does not have the right to dissent from the Merger and have paid to him in cash by Whitney the fair cash value of his shares of Bank Common Stock. See "Absence of Dissenters' Rights."

Interests of Certain Persons

         The executive officers and members of the Board of Directors of the Bank have interests in the Merger that are in addition to their interests as shareholders of the Bank. These interests include, among others, payments to be received by executive officers pursuant to the Bank's incentive bonus arrangements and other agreements with the Bank; the acceleration of vesting of Bank Options held by directors and executive officers pursuant to the Bank Option Plans; the continued employment of the executive officers by Whitney after the effective date; the continuation of certain employee benefits generally; and provisions in the Plan of Merger relating to indemnification of directors and officers of the Bank and continuation of directors and officers liability insurance.

         See "The Plan of Merger - Interests of Certain Persons."

Market Prices


         On November 20, 1997, the last trading day preceding the date that Whitney and the Bank publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the Nasdaq National Market, was $50.50. No assurance can be given as to the market price of Whitney Common Stock on the effective date of the Merger. On March 2, 1998, the closing sales price for a share of Whitney Common Stock was $61.00, and if such date had been the effective date of the Merger, the Average Whitney Market Price would have been approximately $54.725 and the Exchange Ratio would have been 1.352. Based on such closing trading price, the market value of 1.352 shares of Whitney Common Stock on that date would have been $82.47. There can be no assurance as to the market value of Whitney Common Stock on the effective date of the Merger.

         The closing sales price for a share of Bank Common Stock on the Nasdaq SmallCap Market was $51.219 on November 20, 1997. On March 2, 1998, the closing sale price for a share of Bank Common Stock was $73.25. No assurance can be given as to the market price of the Bank Common Stock on the effective date of the Merger. See "Information About the Bank - Market Prices of and Dividends Declared on Bank Common Stock."


Comparative Rights of Shareholders

         If the Merger is consummated, all shareholders of the Bank will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and Bylaws rather than those of the Bank. Whitney's Articles of Incorporation contain provisions that are different from those of the Bank, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."


Liquidation Accounts

          In connection with the conversions from the mutual to the stock form of ownership of its predecessor companies, the Bank was required to establish "liquidation accounts" for the benefit of certain depositors at the time of such conversions. The liquidation accounts grant such depositors who have continued to maintain their savings accounts at the Bank the right to a priority distribution from the liquidation accounts before any distribution can be made with respect to the Bank Common Stock in the event of a complete liquidation of the Bank (and only in such event). The Merger does not constitute a complete liquidation and will not trigger a distribution from the liquidation accounts. Upon consummation of the Merger, the liquidation accounts will be maintained by Whitney Bank. See "Comparative Rights of Shareholders - Comparison of Whitney Common Stock and Bank Common Stock -- Liquidation Accounts."


Selected Financial Data of the Bank

         The selected financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1996 are derived from consolidated financial statements of the Bank and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the nine months ended September 30, 1997 and 1996 have been derived from the Bank's unaudited consolidated financial statements, which, in the opinion of the Bank's management, reflect all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The audited consolidated financial statements
                                       xi
as of December 31, 1996 and 1995, and for each of the years in the three year year period ended December 31, 1996, and the report thereon, as well as the unaudited consolidated financial statements as of September 30, 1997 and for the three and nine months ended September 30, 1997 and 1996, are incorporated by reference elsewhere in this Proxy Statement-Prospectus.


                                          Nine months ended
                                              September 30                           Years ended December 31,
                                          ---------------------     ---------------------------------------------------------
                                             1997        1996         1996        1995         1994         1993       1992
                                          ----------  ---------     ---------   ---------    ---------    --------   --------
                                                    (In thousands, except per share data, unaudited)


Balance Sheet Data:
   Total assets........................     $233,311   $230,713     $226,591    $220,855    $215,462     $222,434   $231,945
   Total earning assets................      223,160    220,715      216,257     210,192     204,663      211,336    221,207
   Total loans.........................      121,856    115,106      116,479     110,236     104,333      110,844    125,748
   Total investment in securities......       91,886     98,544       94,749      92,573      97,225       81,206     68,667
   Interest-bearing deposits...........      203,577    203,511      199,707     196,314     194,044      202,644    217,754
   Noninterest-bearing deposits........        6,839      6,496        6,438       5,662       4,515        4,704      4,564
   Shareholders' equity................       19,270     16,774       17,525      16,440      14,659       12,923      6,838

Income Statement Data:
   Total interest income...............      $12,526    $12,128      $16,283     $15,241     $14,154      $15,040    $17,467
   Net interest income.................        5,877      5,403        7,254       6,957       6,856        6,974      6,695
   Provision for possible loan losses..          120         90          120           0           0          132        (95)
   Non-interest income.................        1,290      1,185        1,589       1,309       1,281        1,383      1,502
   Non-interest expense................        4,983      5,815        7,461       6,079       6,072        6,286      6,387
   Income before extraordinary item
     and cumulative effect of change in
     accounting for income taxes.......        2,064        683        1,262       2,187       2,065        1,939      1,905
   Extraordinary item - tax benefit of
     net operating loss carryforward...            0          0            0           0           0            0        553
   Income before cumulative effect of
     change in accounting for income
     taxes.............................        2,064        683        1,262       2,187       2,065        1,939      2,458
   Cumulative effect of change in
     accounting for income taxes.......            0          0            0           0           0         (284)         0
   Net income..........................        2,064        683        1,262       2,187       2,065        1,655      2,458

Per Share Data:
   Primary earnings per share..........        $2.67      $0.88        $1.63       $2.82       $2.67        $2.14      $3.17
   Fully diluted earnings per share....         2.53       0.84         1.56        2.73        2.60          n/a        n/a
   Cash dividends per share............         0.53       0.45         0.63        0.53        0.43         0.19       0.34
   Fully diluted book value per share,
     end of period.....................        23.64      20.72        21.65       20.51       18.49        16.69        n/a

Key Ratios:
   Net income as a percent of
     average assets....................         0.90%      0.30%        0.56%       1.00%       0.94%        0.73%      1.04%
   Net income as a percent of
     average equity....................        11.14%      3.98%        7.43%      14.06%      14.97%       16.75%     42.26%
   Allowance for loan losses as
     a percent of loans and leases
     at period end.....................         0.51%      0.59%        0.56%       0.58%       0.69%        0.75%      0.65%
   Average equity as a percent
     of average total assets...........         8.08%      7.57%        7.59%       7.13%       6.30%        4.35%      2.46%
   Dividend payout ratio...............        19.66%     51.14%       38.34%      18.58%      15.93%        8.99%      3.79%

Selected Financial Data of Whitney

         The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1997 and 1996 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with the information concerning Whitney that has been incorporated by reference in this Proxy Statement-Prospectus. The selected financial data for the nine months ended September 30, 1997 and 1996 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                          Nine months ended
                                            September 30,                          Years ended December 31,
                                    ---------------------------  --------------------------------------------------------------
                                         1997         1996         1996        1995          1994           1993         1992
                                    ------------- ------------- ----------- ----------- ------------- -------------   ----------
                                                                  (In thousands, except per share data, unaudited)
Average Balance Sheet Data:
   Total assets...................    $4,166,029  $3,962,177   $3,576,681   $3,292,574   $3,263,890   $3,194,181   $3,134,850
   Total earning assets...........     3,791,433   3,590,908    3,252,217    2,975,057    2,950,064    2,885,083    2,825,865
   Total loans....................     2,349,510   1,914,706    1,778,074    1,379,587    1,151,750    1,106,631    1,274,674
   Total investment in securities.     1,404,002   1,625,152    1,446,923    1,535,826    1,716,532    1,648,913    1,372,064
   Interest bearing deposits......     2,305,013   2,275,589    1,953,054    1,892,768    1,918,547    1,896,111    1,877,137
   Noninterest bearing deposits...       941,243     901,198      842,168      827,348      806,914      793,408      783,582
   Shareholders' equity...........       454,081     420,012      388,855      348,960      306,566      247,663      200,785

Income Statement Data:
   Total interest income..........      $216,808    $200,711     $241,706     $221,660     $198,753     $191,550     $200,757
   Net interest income............       136,693     125,204      151,811      145,719      139,234      134,828      125,457
   Reduction in reserve (provision)
      for possible loan losses....         2,812        (375)       5,000        9,380       25,869       59,295       (4,640)
   Gains on sale of securities....             -          16           11            3           46          112        5,601
   Non-interest income............        37,826      31,144       37,311       33,966       34,964       34,143       30,292
   Non-interest expense...........      (118,704)   (108,179)    (134,394)    (122,680)    (115,661)    (111,475)    (123,837)
    Income before income tax and
      effect of accounting changes        58,627      47,810       59,739       66,388       84,452      116,903       32,873
    Income tax expense............        20,036      15,115       19,118       20,855       26,862       37,321        9,969
   Income before effect of
      accounting changes, net.....        38,591      32,695       40,621       45,533       57,590       79,582       22,904
   Cumulative effect of accounting
      changes, net................             -           -            -            -            -          345            -
   Net income.....................        38,591      32,695       40,621       45,533       57,590       79,927       22,904

Per Share Data:
   Primary earnings per share.....         $1.85       $1.59         2.26         2.57         3.32         4.67         1.35
   Fully diluted earnings per
     share........................          1.85        1.59         2.26         2.56         3.32         4.67         1.35
   Cash dividends per share.......          0.84        0.72         0.97         0.82         0.64         0.43         0.07
   Book value per share, end of
     period.......................         22.38       20.96        22.53        21.28        18.89        16.83        12.34

Key Ratios:
   Net income as a percent of
     average assets...............          1.24%       1.10%        1.14%        1.38%        1.76%        2.50%        0.73%
   Net income as a percent of
     average equity...............         11.36%      10.37%       10.45%       13.05%       18.78%       33.35%       11.85%
   Net interest margin............          4.94%       4.77%        4.81%        5.03%        4.86%        4.79%        4.55%
   Allowance for loan losses as
     a percent of loans and leases
     at period end................          1.69%       2.28%        1.90%        2.40%        3.00%        4.10%        8.50%
   Average equity as a percent
     of average total assets......         10.90%      10.60%       10.87%       10.60%        9.39%        7.50%        6.35%
   Equity as a percent of total
     assets at period end.........         11.12%      10.66%       10.72%       10.70%       10.21%        8.72%        6.47%
   Dividend payout ratio..........         44.29%      37.63%       41.75%       28.63%       17.61%        8.58%        6.40%

Comparative Per Share Data

         The following table presents certain information for Whitney and the Bank on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Merger using the pooling-of-interests method applied in accordance with generally accepted accounting principles.

                                                   Historical                 Pro Forma           Bank
                                             Whitney          Bank            Combined(1)      Equivalent(2)
                                             ----------------------           -----------      -------------
Earnings per common share:
Years ended:
    December 31, 1996.................        $2.26           $1.56             $2.19              $2.19
    December 31, 1995.................        $2.57           $2.73             $2.54              $2.54
    December 31, 1994.................        $3.32           $2.60             $3.23              $3.23
Nine months ended September 30, 1997          $1.85           $2.53             $1.85              $1.85

Dividends declared per common share:

Years ended:
    December 31, 1996.................        $0.97           $0.63             $0.91              $0.91
    December 31, 1995.................        $0.82           $0.53             $0.71              $0.71
    December 31, 1994.................        $0.64           $0.43             $0.57              $0.57
Nine months ended September 30, 1997          $0.84           $0.53             $0.78              $0.78

Book value per common share:

As of September 30, 1997..............       $22.38          $23.64            $22.14             $22.14
As of December 31, 1996...............       $22.53          $21.65            $22.15             $22.15

------------------------------

(1) Assumes an Exchange Ratio of 1.460 to 1 (based on an assumed Average Whitney Market Price of $50.00), no exercise of Bank Options prior to the Merger, and the issuance of 1,130,296 shares of Whitney Common Stock to effect the Merger.

(2) The Bank Equivalent is calculated by multiplying the amount in the pro forma combined column by an exchange ratio of 1.460 at the assumed Average Whitney Market Price of $50.00.

         In addition to the proposed Merger, Whitney has another merger transaction pending. See "Information About Whitney - Recent Developments." There can be no assurance that such transaction will be completed.

                                   THE MEETING


General

         This Proxy Statement-Prospectus is furnished to shareholders of Meritrust Federal Savings Bank (the "Bank") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of the Bank (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments or postponements thereof.

         The Bank has supplied all information included herein with respect to the Bank. Whitney Holding Corporation ("Whitney") has supplied all information included herein with respect to Whitney and its consolidated subsidiaries, which are sometimes collectively referred to herein as "Whitney's consolidated group."

Purpose of the Meeting

         The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated November 20, 1997, between Whitney and its wholly-owned banking subsidiary Whitney National Bank ("Whitney Bank"), on the one hand, and the Bank, on the other hand, and the related Agreement of Merger between Whitney Bank and the Bank (the "Bank Merger Agreement" and, together with the Agreement and Plan of Merger, the "Plan of Merger"). Pursuant to the Plan of Merger, the Bank will merge into Whitney Bank (the "Merger"). In consideration of the Merger, each outstanding share of common stock, $1.00 par value, of the Bank ("Bank Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described elsewhere in this Proxy Statement-Prospectus under the heading captioned "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock." If it becomes necessary to adjourn the Meeting in order to solicit additional proxies in favor of the Plan of Merger so that the two-thirds vote requirement can be satisfied, the Bank's shareholders will be asked to approve the Adjournment Proposal (as defined elsewhere in this Proxy Statement-Prospectus). See "Adjournment of Special Meeting, if Necessary."

Shares Entitled to Vote; Quorum; Vote Required

         Only holders of record of Bank Common Stock at the close of business on February 19, 1998 are entitled to notice of and to vote at the Meeting. On that date there were 774,176 shares of Bank Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

         With respect to consideration of the Plan of Merger and any other matter properly brought before Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bank Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Abstentions and broker non-votes will have the effect of votes against the Plan of Merger. Broker non-votes will be counted for purposes of determining the presence of a quorum for the Meeting. The Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Bank Common Stock represented in person or by proxy at the Meeting, assuming a quorum is present. Abstentions will have the same effect as a vote against the Adjournment Proposal, while broker non-votes will have no effect on the outcome of the Adjournment Proposal.

         Directors and executive officers of the Bank holding an aggregate of 176,616 shares, or approximately 22.8% of the outstanding Bank Common Stock, have agreed, subject to certain conditions, to vote in favor of the Plan of Merger at the Meeting. It is also anticipated that the directors and executive officers of the Bank will vote in favor of the Adjournment Proposal, if that proposal is submitted to the shareholders for consideration and approval.

         Louisiana law does not require that shareholders of Whitney approve the Plan of Merger. Whitney, as the sole shareholder of Whitney Bank, must approve the Plan of Merger.

Solicitation, Voting and Revocation of Proxies

         A form of proxy for use at the Meeting accompanies this Proxy Statement-Prospectus and will permit each holder of record of Bank Common Stock on the record date for the Meeting to vote the shares held by him as of such date at the Meeting. A shareholder may use a proxy whether or not he intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting or any adjournments or postponements thereof. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger and the Adjournment Proposal, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan of Merger and in favor of the Adjournment Proposal. A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to the Secretary of the Bank, or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy. In addition, shareholders who attend the Meeting may revoke their proxies by voting in person.

         In addition to soliciting proxies by mail, directors, officers and employees of the Bank, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Bank Common Stock, and the Bank will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The Bank will pay the cost of soliciting proxies.

                               THE PLAN OF MERGER

General

         The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

         The ultimate result of the transactions contemplated by the Plan of Merger will be that the business, properties, debts and liabilities of the Bank will become the business, properties, debts and liabilities of Whitney Bank, and the shareholders of the Bank will become shareholders of Whitney. To achieve this result, the Bank will merge into Whitney Bank and the separate existence of the Bank will cease, and shareholders of the Bank (and holders of any outstanding options to acquire Bank Common Stock) will receive the consideration described below under the heading captioned " - Description of the Plan of Merger -- Conversion of Common Stock."

Background

         From time to time the Bank has received preliminary inquiries from other financial institutions or their holding companies regarding a possible acquisition of the Bank. From March through June 1996, Messrs. Guarisco and Berthelot had several meetings with representatives of Friedman, Billings, Ramsey & Co., Inc. ("FBR") and another investment banking firm to discuss the Bank's strategic options. In July 1996, FBR met with the Board of Directors of the Bank to present and discuss an analysis of the following strategic options: business as usual, growth through acquisition, and merger with another financial institution. After due consideration of the Bank's options and past financial performance, the Board of Directors adopted the "business as usual" option.

         In July 1997, as part of the Board's and management's ongoing fiduciary duties to monitor merger and acquisition possibilities, the Bank noticed increased acquisition activity. Argent Bank announced its acquisition by Hibernia Bancorp, and shortly thereafter Magna BankCorp of Hattiesburg, Mississippi announced its acquisition by Union Planters Bank Corp. of Memphis, Tennessee. Within a month, Acadia Bank in Thibodaux, Louisiana entered into a merger agreement with Union Planters. The Bank's management discussed with the management of Magna BankCorp their reasons for selling.

         The Bank received a number of inquiries from interested parties in August 1997 concerning a possible acquisition of the Bank. In early September, Mr. Guarisco attended a two-day seminar sponsored by FBR. At the Bank's September Board of Directors' meeting, the Board authorized management to hire FBR to further review all of the Bank's strategic alternatives. During this time, Whitney made several contacts with Mr. Guarisco to express Whitney's interest in pursuing a transaction with the Bank.

         In October 1997, FBR sent confidentiality agreements to three potential acquirors (including Whitney), which agreements were signed on October 16, 1997. FBR then provided each prospective acquiror a package of confidential materials giving an overview of the Bank. Each of the potential acquirors expressed interest in acquiring the Bank. Whitney's preliminary price indication was substantially better than the other two, and on November 6, 1997, the Board of Directors of the Bank authorized management to negotiate on an exclusive basis with Whitney the possible acquisition of the Bank.

         The Bank received the initial draft of the Plan of Merger from Whitney on November 10, 1997. FBR met with the Board of Directors of the Bank on November 13, 1997 and gave a detailed presentation of the proposed terms of the transaction, the exchange ratio, and comparable transactions. The Board of Directors instructed management to continue with the negotiations of a definitive acquisition agreement. Over the following week, with the assistance of its legal counsel and investment banker, the Bank reviewed and revised several drafts of the Plan of Merger. The terms of the Plan of Merger were reviewed in detail and actively negotiated.

         On November 20, 1997, the Board of Directors of the Bank reviewed the proposed definitive Plan of Merger in detail. After consideration of all factors deemed relevant and in conjunction with the receipt of a fairness opinion from FBR and advice from counsel, the Board of Directors determined that the proposed Merger was in the Bank's best interests and the best interests of the Bank's shareholders. All directors of the Bank present at the meeting (2 of 13 were absent) unanimously approved the Plan of Merger. The parties executed the Plan of Merger on November 20, 1997 and publicly announced the Merger the next morning.

         On December 11, 1997, Whitney delivered to the Bank the notice required under the Plan of Merger that Whitney had completed its initial due diligence examination of the Bank, and subject to satisfaction of the other conditions to closing, Whitney intended to proceed to closing.

Reasons for the Plan of Merger

         General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of Whitney and the Bank. Determination of the consideration to be received by the Bank's shareholders was based upon many factors considered by the Boards of Directors of Whitney and the Bank, including the comparative financial condition, historical results of operations, current business and future prospects of Whitney and the Bank, the market price and historical earnings per share of the common stock of Whitney and the Bank, and the desirability of combining the financial and managerial resources of Whitney and the Bank to pursue consumer and commercial banking business in the markets currently served by the Bank.

         Whitney. Whitney's business strategy includes expansion through the Gulf Coast region, including the development of a significant banking presence in the Acadiana region of Louisiana. Whitney's management has identified the Bank as an institution that complements this strategy. The Bank's nine banking facilities located in several southern Louisiana communities would enhance Whitney's presence in Terrebonne and St. Mary Parishes, and would result in the expansion of Whitney's branch structure into Lafourche, St. Charles and St. James Parishes.

         In deciding to pursue an acquisition of the Bank, Whitney's management and the Executive Committee of Whitney's Board of Directors noted, among other things: (i) the Bank's deposit base and branch network in southeast Louisiana;
(ii) the Bank's headquarters in Thibodaux, Louisiana, an economic center in the Acadiana region of Louisiana; (iii) the Bank's stable, experienced management team and staff; and (iv) the Bank's capitalization and strong asset quality.

         Whitney believes that other opportunities for expansion in the Acadiana region of Louisiana, such as de-novo branching, would be less desirable than a merger with the Bank because the Bank's size and location will further an important element of Whitney's geographic expansion strategy while also providing an established base from which Whitney can build on what it believes to be the strength of the Whitney name throughout southern Louisiana.

         The Bank. The terms of the Plan of Merger, including the Exchange Ratio (hereinafter defined under " - Description of the Plan of Merger -- Conversion of Common Stock"), were the result of arm's-length negotiations between the representatives of the Bank and Whitney. Among the factors considered by the Board of Directors of the Bank in deciding to approve and recommend the terms of the Merger were (i) the value of the Whitney Common Stock to be exchanged for each share of Bank Common Stock in relation to the market value, book value, earnings per share and dividend rates of the Bank Common Stock, (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of the Bank, (iii) industry and economic conditions, (iv) the general structure of the transaction, (v) the likelihood of receiving the requisite regulatory approvals in a timely manner, (vi) the opinion of the Bank's financial advisor as to the fairness of the Exchange Ratio from a financial point of view to the holders of the Bank Common Stock, (vii) the impact of the Merger on the depositors, employees, customers and communities served by the Bank through expanded consumer lending and retail banking products and services, and (viii) the ability of the combined enterprise to compete in relevant banking and non-banking markets.

         The discussion of the information and factors considered and given weight by the Board of Directors of the Bank is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Recommendation of the Bank's Board of Directors

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT THE BANK'S SHAREHOLDERS VOTE FOR
APPROVAL OF THE PLAN OF MERGER.

Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc.

         Pursuant to a letter agreement dated as of September 30, 1997 (the "FBR Agreement"), FBR was retained by the Bank to act as its financial advisor in connection with the Merger. At the meeting of the Bank Board held on November 20, 1997, FBR delivered its written opinion to the Bank Board to the effect that as of such date, the Exchange Ratio (as defined elsewhere in this Proxy Statement-Prospectus under the heading " - Description of the Plan of Merger -- Conversion of Common Stock") was fair, from a financial point of view, to the holders of the Bank Common Stock. FBR has reconfirmed its November 20, 1997 opinion by delivery of its written opinion (the "FBR Opinion") to the Bank Board, dated the date of this Proxy Statement-Prospectus, stating that as of the date hereof, based on the matters set forth in such opinion and pursuant to the Plan of Merger, the Exchange Ratio is fair to such holders from a financial point of view.

         THE FULL TEXT OF THE FBR  OPINION,  WHICH  SETS  FORTH THE  ASSUMPTIONS
MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FBR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. THE BANK'S SHAREHOLDERS ARE URGED TO READ THE FBR OPINION IN ITS ENTIRETY. FBR'S OPINION IS ADDRESSED ONLY TO THE BANK'S BOARD OF DIRECTORS AND DIRECTED ONLY TO THE EXCHANGE RATIO TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF BANK COMMON STOCK, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

         FBR is a nationally recognized investment banking firm and was selected by the Bank based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with the Bank. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In connection with rendering the opinions dated November 20, 1997 and the date hereof, FBR, among other things: (i) reviewed the Plan of Merger; (ii) reviewed the Annual Report to Stockholders of the Bank for the fiscal year ended December 31, 1996 and Annual Report of the Bank on Form 10-KSB filed with the Office of Thrift Supervision (the "OTS") for the fiscal year ended December 31, 1996, as well as Quarterly Reports of the Bank on Form 10-QSB filed with the OTS for the three month periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) reviewed the Annual Report to Stockholders of Whitney for the fiscal year ended December 31, 1996 and Annual Reports of Whitney on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the fiscal years ended December 31, 1994 through 1996, as well as Quarterly Reports of Whitney on Form 10-Q filed with the Commission for the three month periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (iv) reviewed the Bank's unaudited financial statements for the ten months ended October 31, 1997;
(v) reviewed the reported market prices and trading activity for Whitney Common Stock for the period January 1994 through November 19, 1997 and reviewed the reported market prices and trading activity for Bank Common Stock for the period January 1994 through November 19, 1997; (vi) discussed the financial condition, results of operations, business and prospects of the Bank and Whitney with the managements of the Bank and Whitney; (vii) compared the results of operations and financial condition of the Bank and Whitney with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to the Bank or Whitney, as the case may be;
(viii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger; (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions previously entered into by Whitney; and (x) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

         In connection with rendering the FBR Opinion, as set forth herein, FBR assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Whitney, the Bank or any of their respective subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Whitney and the Bank). With respect to the financial projections reviewed with each company's management, FBR assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Whitney and the Bank and of the combined company, and that such performances will be achieved. FBR also assumed that there has been no material change in Whitney's or the Bank's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Finally, FBR assumed without independent verification that the aggregate consolidated allowances for loan losses for the Bank and Whitney were adequate to cover such losses, and that the conditions precedent in the Plan of Merger are not waived.

         The forecasts and projections furnished to FBR for the Bank were prepared by the management of the Bank. As a matter of policy, the Bank does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

         The Bank Board imposed no limitations on FBR with respect to the investigation made or procedures followed by FBR in rendering the FBR Opinion. In connection with rendering such fairness opinion to the Bank Board, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR's analyses or presentation at the November 13, 1997 and November 20, 1997 meetings of the Bank Board. FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the FBR Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of the Bank and Whitney. Any estimates contained in FBR's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

         Summary of Terms of Proposed Transaction. FBR reviewed the terms of the proposed Merger, including the Exchange Ratio, the form of consideration, and the percentage of premium to the Bank's market price at November 19, 1997. The Bank's shareholders will receive a floating exchange ratio if during the specified 20-day measurement period, the Average Whitney Market Price (as defined elsewhere in this Proxy Statement-Prospectus under the heading "- Description of the Plan of Merger -- Conversion of Common Stock") is between $54.00 and $46.00 per share, which would result in a $73.00 per share value to the Bank's shareholders based on an Average Whitney Market Price within that range. If the Average Whitney Market Price rises above $54.00 per share, the Exchange Ratio will become fixed at 1.352 Whitney shares for each Bank share held; in addition, if the Average Whitney Market Price drops below $46.00 per share, the Bank's shareholders will receive a fixed Exchange Ratio of 1.587 Whitney shares for each Bank share held. Based on the price per share of $50.50 for Whitney Common Stock (the closing price for such stock on November 19, 1997), the amount of consideration on November 20, 1997 was $73.00 per share of Bank Common Stock (the "Fixed Price"). As of November 19, 1997, the Fixed Price represented a 42.53% premium to the then current market price per share of $51.22 for Bank Common Stock (the closing price for such stock on November 19, 1997).

         Based on the closing share price of Whitney Common Stock as of November 19, 1997, the Fixed Price represented a multiple of (i) 22.87x the Bank's earnings per share for the twelve months ended September 30, 1997; (ii) 21.73x the Institutional Brokers Estimate System, Inc. analysts' estimate of the Bank's 1997 earnings per share; (iii) 3.14x the Bank's book value per share as of September 30, 1997; and (iv) 3.14x the Bank's tangible book value per share as of September 30, 1997. The Fixed Price also represented a tangible book premium to core deposits of 19.60% based on the Bank's tangible book value at September 30, 1997.

         Comparable Transaction Analysis. FBR reviewed certain information relating to transactions announced since January 1, 1997 involving the acquisition of thrifts nationwide ("Nationwide Transactions"); thrifts in Louisiana ("Louisiana Transactions"); thrifts in the southern region of the United States including Alabama, Arkansas, Louisiana, Mississippi and Texas ("Southern Region Transactions"); thrifts nationwide in which the seller's return on average equity ("ROAE") is between 13% and 16% ("Seller's ROAE
Comparable Transactions"); and thrifts nationwide with assets between $150 million and $300 million (the "Asset Comparable Transactions" and collectively, the "Comparable Groups"). In conjunction with its analysis, FBR reviewed valuation multiples based on price to book value, price to tangible book value, price to latest twelve months earnings per share and the premium over tangible book value as a percentage of core deposits. FBR compared Whitney's pending acquisition of the Bank to transactions involving the Comparable Groups over the period from January 1, 1997 through November 10, 1997. FBR computed the foregoing ratios for the Merger based on the Exchange Ratio and Fixed Price of $73.00 per share based on the closing price of $50.50 per share for Whitney Common Stock (the closing price for such stock on November 19, 1997). The Comparable Groups included the following numbers of transactions: Nationwide Transactions (87); the Louisiana Transactions (2); the Southern Region Transactions (6); Seller's ROAE Comparable Transactions (6); and Asset Comparable Transactions (8). FBR's computations yielded the following median multiples at announcement for the Nationwide Transactions, the Louisiana
Transactions, the Southern Region Transactions, the Seller's ROAE Comparable Transactions and the Asset Comparable Transactions, respectively, as compared with the following indicated multiples for the Bank at announcement of the
Merger: (i) price to book value multiples of 1.70x, 1.61x, 1.66x, 1.98x and 1.86x, compared with 3.14x for the Merger; (ii) price to tangible book value multiples of 1.72x, 1.61x, 1.66x, 1.98x and 1.87x, compared with 3.14x for the Merger; (iii) price to latest twelve months earnings multiples of 24.48x, 45.92x, 30.70x, 18.00x and 19.70x, compared with 22.87x for the Merger; and (iv) core deposit premiums of 10.69%, 10.90%, 8.20%, 12.20% and 10.30%, compared with an indicated deposit premium in the Merger of 19.60%.

         Discounted Earnings Stream and Terminal Value Analysis. Using a discounted earnings stream and terminal value analysis, FBR estimated the future stream of earnings flows that the Bank could be expected to produce through the year 2001, under various circumstances, assuming the Bank performed in accordance with the earnings forecasts of the Bank management. To approximate the terminal value of Bank Common Stock at the end of a four-year period (December 31, 2001), FBR applied price to earnings multiples ranging from 20.0 to 22.5, applied multiples of tangible book value ranging from 300 percent to 325 percent and applied premiums over tangible book value as a percentage of core deposits of 15.0 percent to 20.0 percent. The net income streams, dividend streams and terminal values were then discounted to present values using a discount rate of 12 percent. When a 12 percent discount rate was applied to median merger multiples based on the price to book value multiples of 300 to 325 percent, the analysis indicated a reference range between $74.57 to $80.58 per share of Bank Common Stock. When the same discount rate of 12 percent was applied to merger market multiples based on price to earnings per share multiples of 20.0 times to 22.5 times, the analysis indicated a reference range between $61.70 and $69.11 per share of Bank Common Stock. When the same discount rate of 12 percent was applied to merger market multiples based on tangible book premium to core deposits of 15.0 percent to 20.0 percent, the analysis indicated a reference range between $61.87 and $73.65 per share of Bank Common Stock.

         Pro Forma Merger Analysis. FBR performed pro forma merger analyses that combined the Bank's and Whitney's current and projected income statements and balance sheets based on earnings forecasts of the Bank and Whitney, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the Merger on Whitney. FBR noted that, based on the Exchange Ratio and the Fixed Price of $73.00 per share for each share of Bank Common Stock, and net of the impact of merger related charges and other one-time expenses, the impact of the Merger on Whitney's earnings per share and tangible book value per share based on such earnings forecasts did not appear to be material. The actual results achieved by the combined company will vary from the projected results and such variations may be material.

         Analysis of Selected Publicly Traded Companies. In preparing its presentation, FBR used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for Whitney and selected other publicly traded regional commercial banks located in the southern region of the United States. This peer group consisted of 13 commercial bank holding companies with total assets between $1 billion and $10 billion. FBR reviewed the historical financial and trading information for Whitney and each member of the peer group between December 31, 1993 and September 30, 1997.

         In connection with rendering the FBR Opinion, FBR confirmed the appropriateness of its reliance on the analyses used to render its November 20, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The FBR Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the FBR Opinion could materially affect the assumptions used in preparing such opinion.

         Pursuant to the FBR Agreement, the Bank retained FBR to act as its independent financial advisor in connection with the Merger. For its services as financial advisor to the Bank in connection with the Merger, FBR will receive a fee equal to seventy-five basis points (0.75%) of the fair market value of the first $50 million of aggregate consideration received by the Bank's shareholders as of the closing of the transaction; and two percent (2.00%) of the fair market value of any aggregate consideration received by the Bank's shareholders as of the closing of the transaction in excess of $50 million. Based on this formula, FBR will earn a fee of approximately $585,000 if the Average Whitney Market Price on the effective date of the Merger is greater than or equal to $46.00 and less than or equal to $54.00. Twenty-five percent (25%) of the anticipated fee was paid to FBR in immediately available funds upon the signing of a definitive agreement with Whitney, which amount shall be returned to the Bank if the transaction is not consummated for any reason other than the breach of the Plan of Merger by the Bank. The remainder of such fee shall be due to FBR in immediately available funds at the closing of the transaction. The Bank also has agreed to reimburse FBR up to $15,000 for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under applicable securities laws.

         FBR has advised the Bank that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the equity securities of the Bank and/or Whitney for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

Description of the Plan of Merger


         Conversion of Common Stock. Pursuant to the Plan of Merger, if all conditions to the Merger are satisfied or waived, on the effective date of the Merger, the Bank will be merged with and into Whitney Bank, and the separate existence of the Bank will cease. By reason of the Merger, and subject to the adjustments described below, each outstanding share of Bank Common Stock will be converted into a number of shares of Whitney Common Stock that is equal to (a) if the Average Whitney Market Price (defined below) is greater than or equal to $46.00 and less than or equal to $54.00, the quotient (rounded to the nearest thousandth) determined by dividing (i) $73.00 by (ii) the Average Whitney Market Price, (b) if the Average Whitney Market Price is less than $46.00, 1.587 shares, (c) if the Average Whitney Market Price is greater than $54.00, 1.352 shares, or (d) notwithstanding any of the foregoing, if, prior to the effective date of the Merger, (x) Whitney issues a press release announcing that it is negotiating or has executed a letter of intent or definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations, letter of intent or definitive agreement prior to the closing of the transactions contemplated by the Plan of Merger, 1.352 shares. The number of shares of Whitney Common Stock into which one share of Bank Common Stock would be converted by reason of the merger pursuant to the foregoing provisions is referred to as the "Exchange Ratio."

         The Plan of Merger defines "Average Whitney Market Price" as the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the effective date of the Merger, as reported in the Wall Street Journal (corrected for typographical errors), and such period of 20 trading days is referred to as the "Pricing Period."

         The Bank may terminate the Plan of Merger by giving notice to Whitney at any time during the five-day period following the Pricing Period if both (a) the Average Whitney Market Price is less than $40.00 and (b) (i) the quotient obtained by dividing the Average Whitney Market Price by $50.00 is less than
(ii) the result obtained by subtracting 0.15 from the quotient obtained by dividing the average of the Index Prices (hereinafter defined) during the Pricing Period by the Index Price on November 24, 1997 (the "Starting Date"). The "Index Price" for a particular date is the weighted average of the closing sales prices on such date of an index of bank holding companies specified in the Plan of Merger. That index is adjustable in accordance with the terms of the Plan of Merger, and as adjusted as of the date hereof, the Index Price on the Starting Date was $36.26. If the Bank gives Whitney notice of its intent to terminate the Plan of Merger pursuant to the conditions described in this paragraph, Whitney may determine, in its sole discretion, to eliminate the Bank's right to terminate the Plan of Merger by increasing the Exchange Ratio to equal the quotient (rounded to the nearest thousandth) obtained by dividing $63.48 by the Average Whitney Market Price.

         Conversely, Whitney may terminate the Plan of Merger by giving notice to the Bank at any time during the five-day period following the Pricing Period if: (a) the Average Whitney Market Price is greater than $60.00, (b) (i) the quotient obtained by dividing the Average Whitney Market Price by $50.00 is greater than (ii) the result obtained by adding 0.15 to the quotient obtained by dividing the average of the Index Prices during the Pricing Period by the Index Price on the Starting Date (currently $36.26), and (c) none of the events described in clause (d) of the first paragraph under this subheading shall have occurred and be continuing. If Whitney gives the Bank notice of its intent to terminate the Plan of Merger pursuant to the conditions set forth in the preceding sentence, the Bank may determine, in its sole discretion, to eliminate Whitney's right to terminate the Plan of Merger by decreasing the Exchange Ratio to equal the quotient (rounded to the nearest thousandth) determined by dividing $81.12 by the Average Whitney Market Price.

          On March 2, 1998, the closing trading price for a share of Whitney Common Stock was $61.00, and if such date had been the effective date of the Merger, the Average Whitney Market Price would have been $54.725 and the Exchange Ratio would have been 1.352. Based on that closing trading price, the market value of 1.352 shares of Whitney Common Stock on that date would have been $82.47. There can be no assurance as to the market value of Whitney Common Stock on the effective date of the Merger.


         Inasmuch as the consideration to be paid by Whitney in the Merger will be based on the "Average Whitney Market Price" as defined in the Plan of Merger, the actual value on the effective date of the Merger of the shares to be received by holders of Bank Common Stock in the Merger may be more or less than the Average Whitney Market Price of those shares as calculated in accordance with the Plan of Merger.

         In lieu of issuing any fractional share of Whitney Common Stock, each shareholder of the Bank who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Whitney Market Price.

         The Plan of Merger also provides that each outstanding option to purchase shares of Bank Common Stock (the "Bank Options") granted pursuant to the Bank's 1993 Key Employee Stock Compensation Program and 1993 Directors' Stock Option Plan (the "Bank Option Plans") that are outstanding at the effective time of the Merger, whether or not exercisable, will be converted into and become a right to purchase shares of Whitney Common Stock in accordance with the terms of the Bank Option Plans and the option agreements by which such Bank Options are evidenced, except that from and after the effective time of the Merger, (a) the number of shares of Whitney Common Stock subject to each Bank Option will equal the number of shares of Bank Common Stock subject to such Bank Options prior to the effective time of the Merger, multiplied by the Exchange Ratio (with fractional shares rounded down to the nearest share) and (b) the exercise price per share of Whitney Common Stock purchasable thereunder will be the exercise price specified in the applicable Bank Option divided by the Exchange Ratio (rounded up to the nearest cent). Each such assumed stock option existing immediately after the effective time of the Merger is referred to as a "Replacement Option."

         For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of the Bank's shareholders, see "Status Under Federal Securities Laws; Certain Restrictions on Resales."

         Exchange of Certificates. On the effective date of the Merger, each Bank shareholder will cease to have any rights as a shareholder of the Bank and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of Bank Common Stock have been converted pursuant to the Merger. As of the effective date of the Merger, Whitney is required to deposit with the exchange agent selected by Whitney for the Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of Bank Common Stock. Promptly after the effective date, Whitney is required to send or cause to be sent to each person who was a shareholder of record of the Bank on the effective date of the Merger a letter of transmittal, together with instructions for the exchange of certificates representing shares of Bank Common Stock for certificates representing shares of Whitney Common Stock.

         Shareholders are requested not to send in their Bank Common Stock certificates until they have received a letter of transmittal and further written instructions after the effective date of the Merger. Please do NOT send in your stock certificates with your proxy.

         After the effective date of the Merger and until surrendered, certificates representing Bank Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares have been converted. Whitney, at its option, may decline to pay former shareholders of the Bank who become holders of Whitney Common Stock pursuant to the Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the effective date of the Merger until they have surrendered their certificates evidencing ownership of shares of Bank Common Stock, at which time any such dividends or other distributions will be paid, without interest.

         Shareholders of the Bank who cannot locate their stock certificates are urged to contact promptly:

                   Michael D. Templet, Chief Financial Officer
                         Meritrust Federal Savings Bank
                             200 West Second Street
                           Thibodaux, Louisiana 70302
                                 (504) 446-5011

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify the Bank and Whitney against any claim that may be made against the Bank or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. The Bank or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify the Bank and Whitney.

         Transfer and Exchange Agents. Bank of New York serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Merger. The Transfer Agent and Registrar for the Bank Common Stock is ChaseMellon Shareholder Services.


         Regulatory Approvals and Other Conditions of the Merger. In addition to approval by the shareholders of the Bank and satisfaction of the other conditions described below, consummation of the Merger will require the approval of the Office of the Comptroller of the Currency of the United States (the "Comptroller"). On February 4, 1998, Whitney filed an application with the Comptroller seeking the approval of the Merger, which was acknowledged on February 9, 1998. By letter dated February 25, 1998, the Comptroller indicated that its Washington, D.C. Bank Organization and Structure Division is conducting a review of the competitive analysis relating to the Merger and that the anticipated decision date on the application is April 5, 1998. Whitney is currently awaiting final approval of that application; however, there can be no assurance that it will be obtained by the time of the Meeting or at all.


         The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others:
(i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations or business of the other party's consolidated group, (ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and the Bank of opinions as to qualification of the Merger as a tax-free reorganization under applicable law, (v) the Bank's receipt of a letter from FBR, dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming its fairness opinion to the Board of Directors of the Bank, and (vi) certain other conditions customary for agreements of this sort.

         The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived; however, there can be no assurance that the conditions to the Merger will be satisfied.

         Effective Date. As soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan of Merger have been satisfied or waived, the Bank Merger Agreement will be executed on behalf of Whitney Bank and the Bank and filed with the Comptroller. The Merger will be effective at the time and date specified therein. Whitney and the Bank are not able to predict the effective date of the Merger and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Merger." If the Merger is not consummated by August 31, 1998, either Whitney or the Bank may terminate the Plan of Merger. See " - Waiver, Amendment and Termination."

         Conduct of Business Prior to the Effective Date. The Bank has agreed pursuant to the Plan of Merger that, prior to the effective date of the Merger, it will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, it will not, among other things, (a) declare or pay any dividend, declare or make any distribution on or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except the Bank's payment of regular quarterly dividends of $0.175 per share and the issuance of shares of Bank Common Stock upon exercise of Bank Options; (b) amend its charter or bylaws or adopt or amend any resolution or agreement concerning indemnification of directors or officers; (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees or increase by more than 5% the compensation of any such person whose annual compensation would, following such increase, exceed $50,000, in any manner inconsistent with its past practices, except (i) such agreements as are terminable at will without penalty or other payment by it,
(ii) an increase in the Bank's corporate 401(k) contribution for 1997 in an amount not to exceed in the aggregate more than $20,000 more than the Bank's total contribution to such plan for 1996 and (iii) an increase of no more than $50,000 in the aggregate bonus payments to employees having base salaries of $50,000 or more; (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability; (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices; (f) commit or omit to do any act that would cause a breach of any Bank covenant in the Plan of Merger or would cause any representation or warranty of the Bank contained in the Plan of Merger to become untrue; (g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (j) dispose of investment securities, except in a manner consistent with past practices and in no event more than 5% of the aggregate book value of such securities, or make investments in non-investment grade securities or that are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than its book value as of September 30, 1997; (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed the Bank's applicable regulatory lending limits; (n) take or cause to be taken any action that would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

         In addition, the Bank has agreed that it will not, without the prior approval of Whitney, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Bank's Board of Directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors' fiduciary duties to the Bank's shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it (other than as contemplated by the Plan of Merger) or withdraw its recommendation of the Merger to the Bank's shareholders. The Bank has also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement previously executed between the Bank and Whitney, that it will instruct its respective officers, directors, agents and affiliates to refrain from doing any of the foregoing and that it will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, the Bank or any of its officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of the Bank from taking any action that the Board determines, in good faith after consultation with and receipt of written advice from counsel, is required by law or is required to discharge his fiduciary duties to the Bank's shareholders.

         Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Merger other than approval by the shareholders of the Bank, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy

Statement-Prospectus  forms a part, the  receipt  of all  necessary  regulatory
approvals,  the  satisfaction   of  all  requirements  prescribed  by  law  for
consummation of the Merger, and the Bank's receipt of a letter from FBR dated as of the date of the Meeting, in form and substance satisfactory to the Bank, confirming FBR's fairness opinion to the Board of Directors of the Bank. A waiver must be in writing.

         The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after approval by the shareholders of the Bank, by the mutual agreement in writing of the Board of Directors of the parties to the Plan of Merger. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of Merger to correct typographical errors or to change erroneous references or cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

         As described under the subheading " -- Conversion of Common Stock," Whitney and the Bank have certain rights to terminate the Plan of Merger if, under certain circumstances, the Average Whitney Market Price is more than $60.00 or less than $40.00. The Plan of Merger may also be terminated at any time prior to the effective date of the Merger by (i) the mutual consent of the respective Boards of Directors of Whitney and the Bank; (ii) the Board of Directors of either Whitney or the Bank in the event of a breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or August 31, 1998; (iii) the Board of Directors of either Whitney or the Bank if by August 31, 1998 all the conditions to closing required by the Plan of Merger have not been met or waived or cannot be met, or the Merger has not occurred by such date; (iv) Whitney or the Bank if the Plan of Merger fails to receive the requisite vote of the Bank's shareholders; (v) Whitney if the Bank's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of the Bank or any acquisition of 15% or more of any class of the Bank's capital stock or (C) makes any announcement of an agreement to do any of the foregoing; (vi) the Bank, if the Bank receives a written offer with respect to any transaction described in (v) above and the Board of Directors of the Bank determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to the Bank's shareholders than the transactions contemplated by the Plan of Merger; or (vii) Whitney or the Bank if any applicable regulatory authority formally disapproves the Merger or approves the Merger in a manner not reasonably acceptable to Whitney in good faith. The Plan of Merger provides for a termination fee of $3,000,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (v) or (vi) of the preceding sentence. The provisions in the Plan of Merger regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the Plan of Merger.

         Expenses. The Plan of Merger provides that regardless of whether the Merger is consummated, expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be borne by the party that has incurred them.

Interests of Certain Persons

         Employment Status. All employees of the Bank at the effective time of the Merger shall become or remain employees of Whitney Bank. Whitney and Whitney Bank reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employees.

         Employee Benefits. Whitney has agreed that, at the effective time of the Merger, all persons then employed by the Bank shall be eligible for such employee benefits as are generally available to employees of Whitney Bank having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney Bank's Compensation Committee, and (b) all Bank employees who are employed at the effective time of the Merger will be given full credit for all prior service as employees of the Bank, provided, however, that all such employees shall be treated as newly hired Whitney Bank's employees for all purposes of Whitney's or Whitney Bank's defined benefit pension plan (i.e., prior service credit with the Bank will not be considered in determining future benefits under Whitney's or Whitney Bank's defined benefit pension plan).

         Management. As of the effective time of the Merger, Whitney has agreed to hire Lee J. Guarisco, Vice Chairman of the Bank, as the Thibodaux City President and Senior Vice President. Mr. Guarisco's base salary will be $125,000 per year. Based upon the review of Mr. Guarisco's performance by Whitney's Compensation Committee, Mr. Guarisco will be eligible for annual bonuses up to 50% of his base salary and the granting of restricted shares of Whitney Common stock and incentive stock options. Mr. Guarisco will also receive a change in control agreement entitling him to two times his average annual compensation from Whitney if his employment is terminated within one year before or three years following a change in control of Whitney. Mr. Guarisco will also be entitled to the continued use of his Bank-owned automobile following the Merger. Mr. Guarisco has agreed not to compete directly or indirectly with Whitney in the parishes in which the Bank has offices for a period of two years after he ceases to be an employee of Whitney, in exchange for the payment by Whitney of up to $60,000 (subject to certain conditions), with the exact amount to be based upon an appraisal of the value of Mr. Guarisco's undertaking not to compete. Mr. Guarisco's employment by Whitney will be on an "at will" basis.

         Change in Control Agreements. The Bank has employment agreements with each of Messrs. Guarisco and Berthelot and three other executive officers (the "Change in Control Agreements"). Whitney has agreed to assume the Bank's obligations under these agreements and has agreed that the consummation of the Merger will trigger the payment of severance benefits under the Change in Control Agreements. The benefits payable under each Change in Control Agreement will be paid in monthly installments commencing on the first business day of the month following the effective date of the Merger.

         The sum of (1) the present value of the cash severance benefits to be paid pursuant to the Change in Control Agreements, (2) the present value of the fringe benefits to be provided pursuant to the Change in Control Agreements, and
(3) the deemed parachute payments that arise from the accelerated vesting of stock options, which will be treated as contingent on the change in control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, will be approximately $407,000 and $277,000 for Messrs. Guarisco and Berthelot, respectively.

         Bank Options. The directors and executive officers of the Bank have been granted currently outstanding stock options to purchase an aggregate of 69,000 shares of Bank Common Stock pursuant to the Bank Option Plans. All options outstanding under the Bank Option Plans have an exercise price equal to the fair market value of Bank Common Stock on the date the options were granted. In accordance with the terms of the respective Bank Option Plans and the Plan of Merger, each Bank Option outstanding under the Bank Option Plans on the effective date of the Merger will become immediately exercisable and be converted into a Replacement Option as described above under the heading " - Description of the Plan of Merger -- Conversion of Common Stock."

         The following table presents the number and exercise price of Replacement Options each director and executive officer would receive on the effective date of the Merger, based on the number of Bank Options held by such person as of December 31, 1997.

                                                       Bank Options                           Replacement Options(2)
                                            ------------------------------------      ---------------------------------
Director/Executive Officer                  No. of Shares(1)      Exercise Price      No. of Shares      Exercise Price
--------------------------                  ----------------      --------------      -------------      --------------
Stephen R. Berthelot                                10,000                $10.00           14,600                $6.85
Jack C. Caldwell                                     2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
J. Parker Conrad                                     2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       204                 26.25              298                17.98
H. V. Fondren, Jr.                                   2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
Rogers A. George                                     2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
Lee J. Guarisco                                     10,000                 10.00           14,600                 6.85
                                                    10,000                 31.50           14,600                21.58
Victor Guarisco II                                     250                 18.25              365                12.50
                                                       204                 26.25              298                17.98
Bobby J. Hebert, Sr.                                 2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
Art E. Magee                                         2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       204                 26.25              298                17.98
Curtis Mire                                          2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
Edward J. Patterson, Jr.                             2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       205                 26.25              299                17.98
Marco J. Picciola II                                 2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       204                 26.25              298                17.98
Fallon J. Weldon                                     2,000                 10.00            2,920                 6.85
                                                       250                 18.25              365                12.50
                                                       204                 26.25              298                17.98
William J. Barbera                                   4,000                 31.50            5,840                21.58
JoAnne R. Bergeron                                   4,000                 10.00            5,840                 6.85
Michael D. Templet                                   6,000                 10.00            8,760                 6.85
Total Shares                                        69,000                 15.22          100,740                10.42
                                                                                          (Footnotes are on following page)

------------------------
(1) Represents the total number of shares subject to option. As of December 31, 1997, all of such options were vested; the vesting of 13.3% of the Bank Options accelerated upon execution of the Plan of Merger in accordance with the terms of the Bank Option Plans. See "Information about the Bank -- Security Holdings of Principal Shareholders and Management."

(2)  Based on an  Average  Whitney  Market  Price on the  effective  date of the
     Merger of $50.00 per share. The actual number of shares subject to Replacement Options and the exercise price thereof will be determined based on, among other things, the Average Whitney Market Price on the effective date of the Merger. See " - Description of the Plan of Merger -- Conversion of Common Stock."
                              ---------------------

         Advisory Board. Whitney has indicated that the directors of the Bank will be invited to join Whitney Bank's Thibodaux City Board, an advisory board, following the effective time of the Merger. Advisory directors who are not full-time employees of Whitney will be entitled to receive a per diem payment of $100 for each city board meeting they attend. The advisory board meetings are anticipated to be held monthly.

         Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under the charter, bylaws and indemnification plan of the Bank as in effect on November 20, 1997 and under applicable law with respect to matters occurring prior to or on the effective date of the Merger will survive for a period concurrent with the applicable statute of limitations. Whitney has also agreed to use its best efforts to cause those persons serving as officers and directors of the Bank immediately prior to the effective time of the Merger to be covered for three years thereafter by the directors and officers liability insurance policy maintained by the Bank (or a substitute policy) with respect to acts or omissions occurring prior to or at the effective time of the Merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, the Bank's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

         No director or executive officer of the Bank owns any shares of Whitney Common Stock. No director or executive officer of Whitney has any personal interest in the Merger other than by reason of his holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of Bank Common Stock.

Status Under Federal Securities Laws; Certain Restrictions on Resales

         The shares of Whitney Common Stock to be issued to shareholders of the Bank pursuant to the Plan of Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of the Bank.

         Directors and certain officers and principal shareholders of the Bank may be deemed to be "affiliates" of the Bank. Such persons may resell Whitney Common Stock received by them pursuant to the Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him in violation of the Securities Act. This Proxy Statement-Prospectus does not cover resales of Whitney Common Stock offered hereby to be received by Bank shareholders deemed to be "affiliates" of the Bank or of Whitney upon consummation of the Merger.

         Further, in accordance with the requirements for using the pooling-of-interests method of accounting, shareholders of the Bank who may be deemed "affiliates" of the Bank have agreed not to sell the shares of Whitney Common Stock received by them in the Merger until at least 30 days of post-closing combined earnings of Whitney and the Bank have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

Accounting Treatment

         It is a condition to Whitney's obligation to consummate the Merger that
(i) it receive certain assurances from the Bank's independent public accountants that the Merger may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Commission for accounting and financial reporting purposes and (ii) neither Whitney's independent public accountants nor the Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and the Bank information, the recorded assets and liabilities of Whitney and the Bank will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and the Bank for the entire fiscal year in which the Merger occurs and the reported earnings of Whitney and the Bank for prior periods will be combined and restated as consolidated earnings of Whitney. Similar treatment will be given to any other acquisitions that are accounted for as poolings of interests and that are consummated during the fiscal year. See "- Regulatory Approvals and Other Conditions of the Merger" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

Pro Forma Data


         In light of the respective total assets and net income of Whitney and the Bank, pro forma financial statements are not included in this Proxy Statement-Prospectus. The Bank's total assets were less than 6% of Whitney's total assets at both September 30, 1997 and December 31, 1996, and the Bank's net income for both the nine months ended September 30, 1997 and the year ended December 31, 1996 were less than 6% of Whitney's net income for the same periods. As a result, pro forma financial information giving effect to the Merger was deemed to be immaterial.


                          ABSENCE OF DISSENTERS' RIGHTS

         A Bank shareholder who objects to the Merger does not have "dissenters' rights" and, therefore, does not have the right to dissent from the Merger and have paid to him in cash by Whitney the fair cash value of his shares of Bank Common Stock.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the opinion of Arthur Andersen LLP that Whitney and the Bank expect to receive concerning the material federal income tax consequences to holders of Bank Common Stock resulting from the Plan of Merger. Consummation of the Merger is conditioned upon receipt by Whitney and the Bank of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of the Bank.

         (a) The Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank, Whitney and Whitney Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by the Bank, Whitney or Whitney Bank as a result of the Merger.

         (c) No gain or loss will be recognized by a shareholder of the Bank on the receipt solely of Whitney Common Stock in exchange for his shares of Bank Common Stock.

         (d) The tax basis of the shares of Whitney Common Stock to be received by shareholders of the Bank pursuant to the Merger will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash.

         (e) The holding period of the shares of Whitney Common Stock to be received by shareholders of the Bank pursuant to the Merger will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as capital assets on the effective date of the Merger.

         (f) The payment of cash to shareholders of the Bank in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

         The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

         As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of the Bank consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

                  ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY

         Each proxy solicited hereby requests authority to vote for an adjournment of the Meeting, if an adjournment is deemed to be necessary. The Bank may seek an adjournment of the Meeting for not more than 29 days in order to enable the Bank to solicit additional votes in favor of the proposal to adopt the Plan of Merger if such proposal has not received the requisite vote of shareholders at the Meeting and such proposal has not received the negative votes of the holders of one-third of the outstanding Bank Common Stock. If the Bank desires to adjourn the Meeting with respect to such proposal, it will request a motion that the Meeting be adjourned for up to 29 days with respect to such proposal, and no vote will be taken on such proposal at the originally scheduled Meeting. Each proxy solicited hereby, if properly signed and returned to the Bank and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the Meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjournment of the Meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

         Any adjournment will permit the Bank to solicit additional proxies and will permit a greater expression of the shareholders' views with respect to the Merger proposal. Such an adjournment would be disadvantageous to shareholders who are against the Merger proposal, because an adjournment will give the Bank additional time to solicit favorable votes and thus increase the chances of passing the Merger proposal.

         If a quorum is not present at the Meeting, no proposal will be acted upon and the Board of Directors of the Bank will adjourn the Meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to shareholders.

         An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. The Bank has no reason to believe that an adjournment of the Meeting will be necessary at this time.

         Because the Board of Directors recommends that shareholders vote FOR the proposal to adopt the Plan of Merger, as discussed above, the Board of Directors recommends that shareholders vote FOR the possible adjournment of the Meeting. The holders of a majority of the Bank Common Stock present, in person or by proxy, at the Meeting will be required to approve a motion to adjourn the Meeting.

                           INFORMATION ABOUT THE BANK

General

         The Bank is a federally chartered, stock savings bank headquartered in Thibodaux, Louisiana. On September 30, 1993, First Federal Savings and Loan Association of Thibodaux ("First Federal") converted from mutual to stock form and simultaneously merged with and into Atchafalaya Federal Savings Bank ("Atchafalaya"), with Atchafalaya being the surviving institution (the "Merger Conversion"). Atchafalaya then changed its name to Meritrust Federal Savings Bank and changed its home office to the home office of First Federal. The 274,176 shares of common stock of Atchafalaya outstanding immediately prior to the Merger Conversion were converted into shares of Bank Common Stock on a one-for-one basis, and the Bank issued an additional 500,000 shares of Bank Common Stock in the Merger Conversion at a price of $10.00 per share. The Merger Conversion was accounted for under the pooling-of-interests method of accounting, and accordingly all historical data included or incorporated by reference herein for the Bank includes both First Federal and Atchafalaya.

         The business of the Bank consists primarily of attracting deposits from the general public and using those and other available sources of funds to originate consumer loans and loans secured by single-family residences located primarily in Thibodaux, Houma, Luling, Raceland, Vacherie and Galliano, Louisiana and in St. Mary Parish. To a lesser extent, the Bank also originates construction loans and loans secured by multi-family residential and commercial real estate. In addition, the Bank invests in U.S. Government and agency securities and mortgage-backed securities. At September 30, 1997, the Bank had total assets of $233.3 million, deposits of $210.4 million and total shareholders' equity of $19.3 million.

         Deposits in the Bank are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"), to the maximum extent provided by law. The Bank is subject to examination and comprehensive regulation by the OTS and the FDIC. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Dallas, which is one of the 12 regional banks comprising the FHLB System. The Bank is also subject to regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and certain other matters.

         The Bank's executive office is located at 200 West Second Street, Thibodaux, Louisiana 70302, and its telephone number is (504) 446-5011.

Market Prices of and Dividends Declared on Bank Common Stock

         The Bank Common Stock is included for quotation on the Nasdaq SmallCap Market under the symbol "MERI." The following table sets forth for the periods indicated the high and low reported closing sale prices per share of Bank Common Stock as reported on the Nasdaq SmallCap Market and the quarterly dividends declared for each such period.

               Price Range of Common Stock and Quarterly Dividends

                                              High          Low         Dividend
1996

  First Quarter.............................. $34          $29 1/2        $0.150
  Second Quarter.............................  34           29 1/2         0.150
  Third Quarter..............................  31 1/2       30 3/4         0.150
  Fourth Quarter.............................  31 5/8       30 3/4         0.175

1997
  First Quarter ............................  $36 3/8      $31 1/2        $0.175
  Second Quarter............................   41 1/2       34             0.175
  Third Quarter.............................   47           39             0.175
  Fourth Quarter............................   69           46             0.175

Security Holdings of Principal Shareholders and Management

         The following table sets forth, as of February 19, 1998, certain information as to the Bank Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) each director of the Bank, and (iii) all directors and executive officers of the Bank as a group.


                                                      Bank Common Stock
                                                    Beneficially Owned(1)(2)
                                                    ------------------------
Name of Beneficial Owner                       Number                    Percent
------------------------                     ----------                  -------

Lee J. Guarisco, Director                    57,490(3)(4)                   7.2%
1005 Poplar Street
Morgan City, Louisiana  70380

Curtis Mire, Director                        45,080(5)                      5.8%
910 Marshall Street
Morgan City, Louisiana  70380

Other Directors:
  Stephen R. Berthelot                       16,000(6)                      2.0%
  Jack C. Caldwell                           13,155(7)                      1.7%
  J. Parker Conrad                           22,216(4)                      2.9%
  H. V. Fondren, Jr.                         22,455                         2.9%
  Rogers A. George                            5,955                           *
  Victor Guarisco II                          5,954(4)                        *
  Bobby J. Hebert, Sr.                        5,955                           *
  Art E. Magee                                3,704                           *
  Edward J. Patterson, Jr.                   19,530(4)                      2.5%
  Marco J. Piccola II                         5,954                           *
  Fallon J. Weldon                            5,954(4)                        *

All directors and executive officers of the
  Bank as a group (16 persons)              245,616                        29.1%

--------------------

*        Represents less than 1% of the outstanding Bank Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Bank Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days pursuant to the exercise of outstanding stock options. Shares of Bank Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person

                                         (Footnotes continued on following page)
         or group. The above table includes stock options in the following amounts: Mr. Lee Guarisco, 20,000 shares; each of Messrs. Mire, Caldwell, Fondren, George, Hebert and Patterson, 2,455 shares; Mr. Berthelot, 10,000 shares; each of Messrs. Conrad, Magee, Piccola and Weldon, 2,454 shares; Mr. Victor Guarisco, 454 shares; and all directors and executive officers as a group, 69,000 shares.

(3) Includes 27,490 shares held jointly with Mr. Guarisco's spouse and 3,000 shares held by his spouse.

(4) Excludes shares held by other family members not living in the same household, as to which shares the specified individual disclaims beneficial ownership.

(5)      Includes 625 shares held by Mr. Mire's spouse.

(6)      Shares held jointly with spouse.

(7)      Includes 2,500 shares held by Mr. Caldwell's spouse.


                            INFORMATION ABOUT WHITNEY

General

         Whitney is a Louisiana corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Whitney became an operating entity in 1962 with Whitney Bank as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana continuously since 1883. As a result of consolidating mergers of Whitney's other banking subsidiaries into Whitney Bank effective January 1 and 2, 1998, Whitney Bank currently operates through approximately 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

         Whitney Bank is a full-service commercial bank engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the delivery of corporate, pension and personal trust and investment services and safe deposit rentals. Whitney Bank also issues credit cards and is active as a correspondent for other banks.

         During 1995, Whitney established Whitney Community Development Corporation ("WCDC"), a for-profit community development corporation incorporated under the laws of the State of Louisiana. WCDC is authorized to make equity and debt investments in corporations or projects designed primarily to promote community welfare, including the economic rehabilitation and development of low to moderate income areas by providing housing, services or jobs for residents, or promoting small businesses that service low to moderate income areas.

         At September 30, 1997, Whitney had consolidated total assets of approximately $4.2 billion, consolidated total deposits of approximately $3.3 billion and consolidated shareholders' equity of approximately $468 million. Whitney's and Whitney Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117.

Recent Developments

         Whitney has entered into a definitive agreement dated December 5, 1997 with Louisiana National Security Bank ("LNSB"), pursuant to which LNSB would merge with and into Whitney Bank (the "LNSB Acquisition"). LNSB is a national banking association headquartered in Donaldsonville, Louisiana, with approximately $110 million in assets and three branches located in Ascension Parish, Louisiana.

         Under the terms of the LNSB Agreement, shareholders of LNSB would receive, in the aggregate, shares of Whitney Common Stock having a value of approximately $32 million (plus the amount of LNSB's retained net income after taxes from July 1, 1997 through the month preceding the closing of that transaction). As in the Merger, the actual value on the effective date of the LNSB Acquisition of the shares of Whitney Common Stock to be received by LNSB's shareholders may be more or less than the amount described above inasmuch as such consideration will be determined in reference to a defined "average market price" of Whitney Common Stock. The LNSB Acquisition is expected to be consummated in the second quarter of 1998, but is subject to regulatory and LNSB shareholder approval and other customary conditions. There can be no assurance that the LNSB Acquisition will be consummated at such time or at all.

         Whitney continues to explore opportunities to acquire additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through the Florida panhandle. Discussions are continually being carried on relating to such potential acquisitions. Whitney may, after the date of this Proxy Statement-Prospectus, enter into one or more acquisition agreements with one or more of such institutions; however, it is not currently known whether Whitney's discussions will result in further acquisitions or on what terms any such acquisitions would be made.

         On January 15, 1998, Whitney announced 1997 annual earnings of $52.2 million, or $2.52 per share, with fourth quarter 1997 earnings of $13.6 million, or $0.66 per share, in each case after the recognition of non-recurring merger-related expenses (net of tax) of $2.4 million and $0.6 million, respectively.

Market Prices of and Dividends Declared on Whitney Common Stock

         Whitney Common Stock is included for quotation on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "WTNY." The following table sets forth for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the Nasdaq National Market and the quarterly dividends declared for each such period.

               Price Range of Common Stock and Quarterly Dividends

                                         High              Low          Dividend
                                        ------            -----         --------
1996

  First Quarter....................     $31 3/4           $29 3/4          $0.22
  Second Quarter...................      31 3/4            29 3/4           0.25
  Third Quarter....................      32 3/4            29 1/2           0.25
  Fourth Quarter...................      35 7/8            31 3/4           0.25

1997
  First Quarter ...................     $40 1/2            34 3/4           0.28
  Second Quarter...................      43 1/8            35               0.28
  Third Quarter....................      47 3/8            30 3/4           0.28
  Fourth Quarter...................      61 3/4            45 3/4           0.28


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the shareholders of the Bank approve the Plan of Merger and the Merger is subsequently consummated, all shareholders of the Bank will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and By-laws of Whitney rather than the Charter and Bylaws of the Bank. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and the Bank not described elsewhere herein.

Description of Whitney Common Stock

         The authorized capital stock of Whitney consists of 40,000,000 shares of Common Stock, no par value, of which 20,804,175 were outstanding on December 31, 1997. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and By-laws and to the applicable provisions of the Louisiana Business Corporation Law (the "LBCL").

         Common Stock

         Voting Rights - Non-cumulative Voting. Holders of Whitney Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

         Dividend Rights. Holders of outstanding Whitney Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

         Liquidation Rights. In the event of the liquidation of Whitney, the holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

         Preemptive Rights. Holders of Whitney Common Stock have no preemptive rights to subscribe for additional shares of capital stock.

         Directors

         The Board of Directors of Whitney is divided into five classes, with members of each class to serve for five years and one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy.

         The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or repeal.

         The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

         The Articles of Incorporation and By-laws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its By-laws provide for indemnification to the fullest extent allowed under the LBCL.

         No amendment to Whitney's Articles may change any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

         Supermajority and Fair Price Provisions

         Supermajority Provisions. The Articles of Incorporation contain certain provisions designed to provide safeguards for shareholders when a Related Person attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney (the quorum for which would be the presence in person or by proxy of a majority of the total voting power of Whitney) would be required.

         A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

         A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

         Fair Price Provisions. There is no requirement that 90% of the voting power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

         (1) Minimum Price Requirement. The cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price
(including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

         (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person becomes a Related Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors; (iii) the Related Person shall not have acquired any newly issued shares of Whitney Common Stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

         A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

         (3) Actions Prior to Becoming a Related Person. The Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

         (4) Proxy Statement. A proxy statement responsive to the requirements of the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

         (5) Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present at a shareholders meeting for which there is a quorum as described above is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the total voting power of Whitney is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

         Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

         The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity.  The Board of  Directors  of  Whitney  believes  that the  Continuing
Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

         It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

         Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

         In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.


         Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. To Whitney's knowledge, on December 31, 1997, directors and executive officers of Whitney beneficially owned 2,429,566 shares (approximately 11.7%) of the Whitney Common Stock. Therefore, it may be difficult or impossible
for  a  Related   Person  to  secure  the  necessary supermajority vote without management's approval.


         Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

         Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

         Considerations in Change of Control

         The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

         Amendment of Articles of Incorporation

         Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney (i.e., a majority of the outstanding shares of Whitney Common Stock), at a meeting the quorum for which is the presence in person or by proxy of a majority of the total voting power, is required to amend the Articles of Incorporation. See " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

         Amendment of By-laws

         Whitney's By-laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

         Shareholders Meetings

         Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

         Louisiana Control Share Acquisition Statute

         The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

Comparison of Whitney Common Stock and Bank Common Stock

         The following comparison of the rights of holders of Whitney Common Stock and Bank Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of the LBCL and federal law applicable to Bank Common Stock. Although Whitney Common Stock is governed by applicable provisions of the LBCL and Bank Common Stock is governed by OTS regulations, the rights of holders of Bank Common Stock and holders of Whitney Common Stock are similar in many respects: (i) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; (ii) each shareholder is entitled to receive pro rata any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of their respective companies; and (iii) neither Whitney's nor the Bank's shareholders have preemptive rights to acquire shares of stock issued by their respective companies. Although it is impracticable to note all the differences between the applicable governing documents of Whitney and the Bank, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of Bank Common Stock.

         Boards of Directors. Whitney's Articles of Incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders. The Bank's Board consists of not less than seven nor more than fifteen members, and the number of directors is currently fixed in the Bank's Bylaws at thirteen. The Bank's Board is divided into three classes as nearly equal in number as possible, with the members of each class being elected by ballot at successive annual meetings for terms expiring in three years. The directors of Whitney must also be shareholders of Whitney; the Bank's directors do not have to be shareholders of the Bank.

         Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney.

         The Bank's Bylaws state that its directors may be removed for cause by the affirmative vote of a majority of shares then entitled to vote in the election of directors at a special meeting of shareholders called for that purpose.

         Issuance of Shares to Directors, Officers or Controlling Shareholders. The Bank's Charter provides that, except for shares issuable in connection with the conversion of the Bank from mutual to stock form of capitalization, no shares of common stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to officers, directors or controlling persons of the Bank other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Whitney's Articles of Incorporation do not contain a similar provision, and issuances of shares of Whitney Common Stock to its directors, officers and controlling persons is not restricted in this manner.

         Nomination of Directors. The Bank's Bylaws provide that its Board of Directors shall act as a nominating committee for selecting management nominees for election as directors. The management nominees must be posted in a conspicuous place in each office of the Bank at least 20 days prior to the date of the annual meeting, and no nominations for director except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Bank at least five days prior to the date of the annual meeting. Upon delivery, such shareholder nominations must be posted in a conspicuous place in each office of the Bank. If the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for director may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

         Whitney's   Articles  of  Incorporation  and  By-laws  do  not  contain provisions restricting a shareholder's right to nominate directors for election at an annual meeting.

         Preferred Stock. The Board of Directors of the Bank is authorized, without action of its shareholders, to issue Bank preferred stock (the "Bank Preferred Stock") from time to time and to fix the preferences, limitations and relative rights thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such Bank Preferred Stock. Shares of Bank Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue Bank Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the Bank Common Stock. The Bank's Charter authorizes the issuance of 1,000,000 shares of Bank Preferred Stock, none of which are currently outstanding.

         Whitney's Articles of Incorporation do not authorize the issuance of preferred stock.

         Special Meetings of Shareholders. Under the LBCL, special meetings of Whitney's shareholders may be called by the President or the Board of Directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power of Whitney. The Bank's Bylaws provide that, unless otherwise prescribed by regulation of the OTS, special meetings of its shareholders may be called by the President, the Chairman of the Board or the Board of Directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-tenth of the total voting power.

         Business Conducted at Annual Meetings of Shareholders. The Bank's Bylaws provide that any business to be taken up at the annual meeting of shareholders shall be stated in writing and filed with the Secretary of the Bank at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of shareholders taking place 30 days or more thereafter.

         Whitney's Articles of Incorporation and By-laws do not contain a similar provision, and all matters properly brought before an annual meeting in accordance with the LBCL may be considered and voted upon at such meeting.

         Amendment to Charter and Bylaws. Except in connection with the Board of Directors' creation of classes of Bank Preferred Stock, no amendment or repeal of the Bank's Charter may be made unless such action is first proposed by the Board of Directors of the Bank, then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specified in pre-approved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. The Bank's Bylaws may be amended in a manner consistent with regulations of the OTS at any time by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the shareholders of the Bank at any legal meeting.

         Whitney's Articles of Incorporation and By-laws may be amended as described above under the heading " Description of Whitney Common Stock -- Amendment of Articles of Incorporation" and " - Description of Whitney Common Stock -- Amendment of By-laws."

         Supermajority Vote Requirements. Whitney's Articles of Incorporation contain supermajority shareholder voting provisions for certain "business combinations." Whitney's provisions are triggered if any shareholder or group of shareholders acquires 10% of the total voting power of Whitney, and the supermajority vote that may be required to approve such a "business combination" or to amend these provisions in Whitney's Articles of Incorporation is 90% of the total voting power of Whitney.

         Neither the Bank's Charter nor applicable federal law contain supermajority vote requirements for business combinations, except that applicable OTS regulations impose a two-thirds vote requirement for most mergers.

         Indemnification Rights. Whitney's Articles of Incorporation provide that, in addition to any rights to indemnification that a person might have by law or otherwise, Whitney shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, including any action by or in the right of Whitney, by reason of the fact that he is or was a director, officer, employee or agent of Whitney, or is or was serving at the request of Whitney as a director, officer, employee or agent of another business or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Whitney and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of Whitney, the indemnification provided to employees or agents is limited to expenses not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion, but the Board of Directors is authorized in its discretion to pay or provide additional indemnity in particular cases and, as to directors and officers, the indemnity in such cases is similarly limited if it would permit indemnification of an individual for (i) the results of his willful or intentional misconduct, (ii) breach of duty of loyalty to Whitney or the entity otherwise served by the individual or (iii) engaging in a transaction in which the individual derived an improper personal benefit. No indemnification may be made in respect of a claim in which the person seeking indemnity shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of its duties to Whitney unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

         The Bank's Charter and Bylaws do not provide indemnification to its directors and officers; however, under applicable federal law and the Bank's indemnification plan, the Bank is required to indemnify its directors, officers and employees against whom any judicial or administrative proceeding, whether civil, criminal or otherwise, is brought or threatened because that person is or was a director, officer or employee of the Bank, subject to certain requirements. Prior to making any such indemnification, the Bank must first provide the OTS with at least 60 days' advance notice, and no indemnification may be made if the OTS objects thereto during the notice period. The Bank is permitted to obtain, and has obtained, insurance to protect the Bank and its directors, officers and employees from potential claims (other than those involving willful or criminal misconduct). The Bank is also permitted to advance the payment of reasonable costs and expenses, subject to certain conditions.


         Liquidation Accounts. In connection with the conversions from the mutual to the stock form of ownership of its predecessor companies, the Bank was required to establish "liquidation accounts" for the benefit of certain depositors at the time of such conversions. The liquidation accounts grant such depositors who have continued to maintain their savings accounts at the Bank the right to a priority distribution from the liquidation accounts before any distribution can be made with respect to the Bank Common Stock in the event of a complete liquidation of the Bank (and only in such event). The Merger does not constitute a complete liquidation and will not trigger a distribution from the liquidation accounts. Upon consummation of the Merger, the liquidation accounts will be maintained by Whitney Bank. For further information regarding the liquidation accounts, see Note 10 to the Bank's consolidated financial statements set forth in the Bank's 1996 Annual Report to Shareholders, which is incorporated herein by reference and accompanies this Proxy Statement-Prospectus. See "Documents Incorporated by Reference."


                                  LEGAL MATTERS

         Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable. Such firm will also opine as to certain other legal matters relating to the Merger.

         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Bank, will render an opinion on behalf of the Bank as to certain legal matters relating to the Merger.

                                     EXPERTS

         The consolidated financial statements of the Bank and its subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, have been incorporated in this Proxy Statement-Prospectus by reference in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

         Arthur Andersen LLP will also render a tax opinion with respect to the Merger, a form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part.

                              SHAREHOLDER PROPOSALS

         To be eligible for inclusion in the Bank's proxy materials relating to the Bank's Annual Meeting of Shareholders to be held in 1998 (unless the Merger is consummated prior to the Annual Meeting), a shareholder proposal was required to be received by the Bank by no later than November 25, 1997. No shareholder proposal was received by such date.

                                  OTHER MATTERS

         At the time of the preparation of this Proxy Statement-Prospectus, the Bank had not been informed of any matters to be presented by or on behalf of the Bank or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments or postponements thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of the Bank, and return it at once in the enclosed envelope.

                                  BY ORDER OF THE BOARD OF DIRECTORS OF THE BANK


                                  Edward J. Patterson, Jr., Secretary

March 10, 1998

                                   APPENDIX A
                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made November 20, 1997, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Whitney National Bank ("WNB"), a national banking association, on the one hand, and Meritrust Federal Savings Bank ("Bank"), a federally chartered stock savings bank, on the other hand. Whitney, WNB and Bank shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    Preamble

         WHEREAS, the boards of directors of Whitney, WNB and Bank have each determined that it is desirable and in the best interests of their respective corporations and their shareholders that Bank merge into WNB (the "Merger") on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement (as hereinafter defined).

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         Section 1.        The Merger and Closing

         1.01. Merger. (a) Promptly after execution of this Agreement, the Boards of Directors of WNB and Bank will execute the merger agreement annexed hereto as Exhibit 1.01(a) (the "Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof (including without limitation the satisfaction of all notice requirements of 12 C.F.R. 563.22(b)), Bank will merge with and into WNB, which shall be the surviving bank.

                  (b) Effects of Merger. The Merger shall have the effects set forth in the national banking laws and regulations and the regulations of the Office of Thrift Supervision (the "OTS"). Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the property and assets, rights, privileges and debts, liabilities and obligations of WNB as the surviving bank in the Merger.

         1.02. The Closing. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, New Orleans, Louisiana 70130, at 9:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of
Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

         1.03. The Effective Date and Time. Immediately following (or concurrently with) the Closing, the Merger Agreement shall be filed and recorded with the Office of the Comptroller of the Currency and the Merger shall be effective at the date and time specified in the Merger Agreement. The date on which and the time at which the Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.


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         1.04. Surviving Corporation.  The Articles of Association and Bylaws of
WNB as in effect immediately prior to the Effective Time shall remain unchanged by reason of the Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Merger. The directors and officers of WNB immediately prior to the Effective Time shall be the directors and officers of WNB as the surviving entity in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of capital stock of WNB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be the capital stock of WNB as the surviving entity in the Merger. At the Effective Time the shares of Bank Common Stock (as hereinafter defined) shall be converted as set forth in Section 2.

         1.05. Tax Consequences. It is the intention of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

         Section 2.        Conversion of Stock of Bank

         2.01. Conversion. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Bank common stock, par value $1.00 per share ("Bank Common Stock") shall be converted as follows:

                  (a) Exchange Ratio. (i) Except for shares of Bank Common Stock held by Bank as treasury shares (other than in a fiduciary capacity), if any, which shall by reason of the Merger be canceled ("Treasury Shares"), and subject to the provisions of subsection 2.01(b) relating to fractional shares, each issued and outstanding share of Bank Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to (A) if the Average Whitney Market Price (as hereinafter defined) is greater than or equal to $46.00 and less than or equal to $54.00, the quotient (rounded to the nearest thousandth) determined by dividing (x) $73.00 by (y) the Average Whitney Market Price, (B) if the Average Whitney Market Price is less than $46.00, 1.587 shares, (C) if the Average Whitney Market Price is greater than $54.00, 1.352 shares, or (D) notwithstanding any of the foregoing, if prior to the Effective Date (x) Whitney issues a press release announcing that it is negotiating or has executed a letter of intent or definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and
(y) Whitney has not thereafter issued a press release announcing the termination of such negotiations, letter of intent or definitive agreement prior to the Closing, 1.352 shares (the "Exchange Ratio").

                        (ii) Average Whitney Market Price. The "Average Whitney Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock(adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal (corrected for typographical errors) (the "Pricing Period").

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Bank, upon surrender of his or her certificate that immediately prior to the Effective Time represented Bank Common Stock, other than Treasury Shares, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Whitney Market Price.

                  (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bank Common Stock, other than Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to subsection 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number

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of whole shares of Whitney Common Stock into which such holder's  shares of Bank
Common Stock were converted. Until so surrendered, each outstanding Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other
distribution  to  holders  of  unsurrendered   Bank  stock   certificates  until
surrendered; provided, however, that upon the surrender and exchange of any Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Bank Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of Bank Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

                  (d) Deposit. As of the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Bank Common Stock pursuant to this Section 2.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Bank at the Effective Time transmittal materials for use in exchanging certificates of Bank Common Stock for certificates of Whitney Common Stock.

                  (f) Bank Options. Each Bank Option under the Bank Option Plans (as such terms are hereinafter defined) that is outstanding at the Effective Time shall be converted into an option to acquire shares of Whitney Common Stock in the manner set forth in Section 5.21 of this Agreement.

         2.02. Closing Transfer Books. At the Effective Time, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter. All shares of Whitney Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of Bank Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Bank Common Stock theretofore represented by such certificates.

         Section 3.        Representations and Warranties of Bank

         Bank represents and warrants to Whitney and WNB that, as of the date of this Agreement and as of the Closing Date, except as set forth in the corresponding subsection of the Schedule of Exceptions (as hereinafter defined in subsection 5.01(b)):

         3.01. Organization and Qualification. Bank is a federally chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the United States and has all of its offices within the State of Louisiana. Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect (as hereinafter defined) on Bank's financial condition, results of operations or business. For the purposes of this Agreement, "Material Adverse Effect" shall mean, with respect to Bank and the Subsidiaries (as hereinafter defined), any effect or effects which taken individually or in the aggregate are material and adverse to its financial condition, results of operations or business, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change occurring after the date hereof in any federal or state law, rule, or regulation or in generally accepted accounting principles ("GAAP"), which change affects federally chartered savings institutions generally, (b) expenses incurred in connection with this Agreement and the transactions contemplated hereby (not to exceed $800,000 in the aggregate), (c) payments to executive officers or other employees of Bank pursuant to agreements between the Bank and such persons, true and complete copies of which have been delivered to Whitney prior to execution of this Agreement, (d) actions or omissions of Bank either specifically permitted under this Agreement or taken with the prior written consent of Whitney in

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contemplation of the transactions  contemplated  hereby, and (f) any effect with respect to Bank caused, in whole or in part, by Whitney or WNB.

         3.02. Capital Stock; Other Interests. The authorized capital stock of Bank consists of 5,000,000 shares of Bank Common Stock, of which 774,176 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and non-assessable. Other than outstanding options to acquire up to an aggregate of 69,000 shares of Bank Common Stock ("Bank Options") granted pursuant to the Bank's 1993 Key Employee Stock Compensation Program and 1993 Directors' Stock Option Plan ("Bank Option Plans"), Bank does not have any outstanding stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, nor does it have any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock (other than pursuant to such options). There are no agreements among Bank and Bank's shareholders or by which Bank is bound, or to Bank's knowledge among shareholders of Bank, with respect to the voting or transfer of Bank Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of Bank and each of its Subsidiaries (hereinafter defined) has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Bank does not have any subsidiaries or any direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity, except that Bank owns 100% of the issued and outstanding stock of First Federal Services, Inc. and Atchafalaya Services, Inc. (the "Subsidiaries"). Both of the Subsidiaries are inactive, have no employees and have no assets or liabilities, contingent or otherwise. Each of Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.

         3.03. Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Merger Agreement by the shareholders of Bank in accordance with applicable federal law, all corporate acts and other proceedings required of Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been validly and appropriately taken. Subject to their approval by the shareholders of Bank and to such regulatory approvals as are required by law, this Agreement and the Merger Agreement are legal, valid and binding obligations of Bank and are enforceable against Bank in accordance with the respective terms hereof and thereof, except that enforcement may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of Bank's properties or assets under, any of the terms, conditions or provisions of Bank's charter or bylaws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which Bank or any of Bank's assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to Bank or any of Bank's assets.

         3.04. Financial Statements, Reports and Proxy Statements.(a) Bank has delivered to Whitney true and complete copies of (i) the consolidated statements of financial condition as of December 31, 1995 and December 31, 1996 of Bank and its consolidated subsidiaries, the related consolidated statements of operations, stockholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the OTS under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "Financial Statements"), (ii) the unaudited statements of financial condition as of September 30, 1997 and September 30, 1996 of Bank and its consolidated subsidiaries, and the related unaudited statements of operations and cash flows for the nine-month periods then ended, as presented in Bank's Quarterly Reports on Form 10-QSB filed with the OTS under the Exchange Act (collectively, the "Interim Financial Statements"), (iii) all thrift financial reports, including all amendments thereto, made to the OTS since December 31, 1993 by Bank, (iv) Bank's Annual Report to Shareholders for 1995 and 1996 and all subsequent Quarterly Reports to Shareholders, (vi) all offering circulars filed

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with the OTS and all reports filed by Bank with the OTS since  December 31, 1993 pursuant to Section 13 or 15(d) of the Exchange Act, and (vii) all Proxy Statements and other communications disseminated to Bank's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1993.

                  (b) The Financial Statements and, except as indicated in the notes thereto or, as permitted by Form 10-QSB and the rules and regulations of the OTS, the Interim Financial Statements, have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of Bank for the respective periods covered thereby and the financial condition of Bank as of the respective dates thereof. All thrift financial and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest statement of financial condition forming part of the Interim Financial Statements (the "Latest Balance Sheet"), Bank did not have, nor were any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, proxy statement, registration statement or offering circular filed by Bank with the OTS or other regulatory agency since January 1, 1994 through the date of this Agreement, and no report made to shareholders of Bank since January 1, 1994 through the date of this Agreement, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any information concerning Whitney's consolidated group provided by or on behalf of Whitney specifically for inclusion therein. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

         3.05. Loan and Investment Portfolios. All loans, discounts and financing leases (in which Bank is lessor) reflected on the Latest Balance Sheet
(a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Bank
(b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of Bank as of such date, will be delivered to Whitney concurrently with the Schedule of Exceptions. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Bank to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by Bank, the OTS or the Federal Deposit Insurance Corporation (the "FDIC"), (iv) an obligation of any director, executive officer or 10% shareholder of Bank who is subject to Regulation O of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") (12 C.F.R. Part 215) or any similar regulation applicable to Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06. Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Bank at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with

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applicable  regulatory  guidelines or GAAP a future material  increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

         3.07. Examination Reports. To the extent permitted by applicable law, Bank has provided to Whitney true and correct copies of all examination reports with respect to Bank made by any federal or state regulatory authority since December 31, 1992.

         3.08. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, Bank has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Bank's capital stock except regular quarterly dividends from the date of the Latest Balance Sheet until the Closing Date in amounts not to exceed $0.175 per share payable quarterly. Whitney and Bank shall cooperate in selecting the record date of Bank's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Bank Common Stock do not receive both a dividend in respect of their shares of Bank Common Stock and Whitney Common Stock or fail to receive any dividend, and Whitney and Bank will use their best efforts to select the Closing Date such that holders of Bank Common Stock qualify for the dividend in respect of the Whitney Common Stock (rather than the dividend in respect of the Bank Common Stock) declared in the quarter in which the Effective Time is to occur. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a Material Adverse Effect. Except as may result from the transactions contemplated by this Agreement, Bank has not, since the date of the Latest Balance Sheet:

                  (a) borrowed any money or entered into any capital lease or leases or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer f a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                  (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

                  (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                  (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                  (e) received notice or had knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customers' relationship with it;

                  (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                  (g) incurred any material loss or expense except for losses adequately reserved against on the Latest Balance Sheet and expenses associated with the transactions contemplated by this Agreement and the Merger Agreement, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                  (h) forgiven any debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

                  (i) made any capital expenditure or capital addition or betterment in excess of $50,000;

                  (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

                  (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

                  (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                  (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.09. Taxes. Bank (i) has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment and other tax returns, tax information returns and reports required to be filed,
(ii) has paid all taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate reserves are set forth on the Latest Balance Sheet, (iii) has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, parish, state, the United States or any other taxing authority, and (iv) is not delinquent in the payment of any material tax or governmental charge of any nature. The consolidated federal income tax returns of Bank have not been audited by the Internal Revenue Service. No audit, examination or investigation is presently being conducted or is, to the actual knowledge of Bank, presently being threatened by any taxing authority, no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Bank by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of Bank. Bank has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.10. Title to Assets. (a) On the date of the Latest Balance Sheet, Bank had, and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bank owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by Bank.

                  (b) With respect to each lease of any real property or a material amount of personal property to which Bank is a party (whether as lessee or lessor), except for financing leases in which Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

                  (c) Bank does not have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets, or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.11. Legal Matters. (a) Except for the actions listed on the subsection of the Schedule of Exceptions that corresponds to this subsection, there are no material claims, actions, suits, proceedings, arbitrations or investigations pending or, to Bank's actual knowledge, threatened against Bank or the Subsidiaries nor do any facts or circumstances exist that would be likely to form the basis for any material claim, in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, against Bank.

                  (b) Bank and the Subsidiaries have complied with and are not in default in any material respect under (and have not been charged or threatened with or, to Bank's actual knowledge, come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                  (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bank as a result of examination by any bank or thrift regulatory authority.

                  (d) There is no claim, action, suit, proceeding, arbitration, or investigation, pending or, to Bank's actual knowledge, threatened, in which any material claim or demand is made or threatened to be made against Bank or the Subsidiaries or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of Bank or the Subsidiaries.

         3.12. Employee Benefit Plans. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), Bank does not sponsor, maintain or contribute to, and Bank has not at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or, to Bank's actual knowledge, threatened, nor to Bank's actual knowledge, are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or, to Bank's actual knowledge, threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Bank has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and, to Bank's actual knowledge, the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Bank has not sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

                  (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list and description of each and every benefit plan and benefit arrangement of Bank other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement will be delivered to Whitney concurrently with the Schedule of Exceptions. No such ERISA Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

                  (c) All group health plans of Bank to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                  (d) Each plan, fund or arrangement previously sponsored or maintained by Bank, or to which Bank previously made contributions which has been terminated by Bank was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject Bank, Whitney or WNB to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

                  (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

         3.13. Insurance Policies. Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. Bank is not liable for, nor has Bank received any notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and Bank has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, Bank has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and Bank does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

         3.14.    Agreements.  (a)  Bank is not a party to:

                           (i)  any collective bargaining agreement;

                           (ii)  other  than the  employee  benefits  and  plans
referred to in the section of the Schedule of Exceptions that corresponds to Section 3.12 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the section of the Schedule of Exceptions that corresponds to subparagraph (j) of Section 3.08 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

                           (iii) any  obligation of guaranty or  indemnification
except such indemnification of officers, directors, employees and agents of Bank as on the date of this Agreement may be provided in its charter, bylaws, indemnification plan (true and complete copies of which have been provided to Whitney) or pursuant to 12 C.F.R. ss.545.121 (and no indemnification of any such officer, director, employee or agent has been proposed, authorized, granted or awarded except as set forth in the subsection of the Schedule of Exceptions that corresponds with this subsection), and except, if entered into in the ordinary course of business with respect to customers of Bank, letters of credit, guaranties of endorsements and guaranties of signatures;

                           (iv) any agreement,  contract or commitment  which is
or if performed will result in a Material
Adverse Effect on Bank;

                           (v) any agreement,  contract or commitment containing
any covenant limiting the freedom of Bank (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by Louisiana state or national banks or federally chartered savings institutions, as applicable to Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

                           (vi) any written agreement, memorandum, letter, order
or decree, formal or informal, with any federal or state regulatory agency.

                  (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which Bank is a party or which affects Bank. Bank has not in any material respect breached, nor is there any pending or, to Bank's actual knowledge, threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. Bank is not in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

         3.15. Licenses, Franchises and Governmental Authorizations. Bank possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of Bank are insured by the Savings Association Insurance Fund, which is administered by the FDIC, to the extent provided by applicable law, and there are no pending or, to Bank's actual knowledge, threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.16. Corporate Documents. Bank has delivered to Whitney true and correct copies of its charter and its bylaws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of Bank are current, complete and correct in all material respects.

         3.17. Certain Transactions. No past or present director, executive officer or five percent shareholder of Bank has, since January 1, 1994, engaged in any transaction or series of transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission (the "SEC"), other than transactions that were so disclosed.

         3.18. Broker's or Finder's Fees. Except for Friedman, Billings, Ramsey & Co., Inc., whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated September 30, 1997 (a copy of which has been provided to Whitney), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bank is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.19. Environmental Matters. (a) (i) Bank has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, properties acquired by foreclosure or in settlement of loans;

                           (ii)  Except  as  disclosed  in the subsection of the
Schedule of Exceptions that corresponds to this subsection, Bank is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                           (iii) Except as disclosed  in the  subsection  of the
Schedule of Exceptions that corresponds to this subsection, there are no past or present events, conditions, circumstances, activities or plans by Bank related in any manner to Bank or the Subject Properties that did or would in any material respect, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined;

                           (iv)   Except  as  set  forth  in  the   Schedule  of
Exceptions pursuant to clause (iii) above, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to Bank's actual knowledge, threatened by any person against Bank, or, to Bank's actual knowledge, any prior owner of any of the Subject Properties, which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

                           (v) To Bank's actual  knowledge,  Bank is not subject
to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

                  (b)  "Environmental  Law  Requirement"  means  all  applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i)
drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

                  (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder;
(B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12, or the Louisiana Administrative Code; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

                  (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         3.20. Compliance with Laws. Bank is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which could cause a Material Adverse Effect on Bank. There are no governmental investigations pending or, to Bank's actual knowledge, threatened against Bank or the Subsidiaries.

         3.21. Intellectual Property. Bank owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

         3.22. Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.23. Accuracy of Statements. No warranty or representation made or to be made by Bank in this Agreement or in any document furnished or to be furnished by Bank pursuant to this Agreement and no information relating to Bank or any of its affiliates furnished by Bank pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 4.        Representations and Warranties of Whitney and WNB

                  Whitney and WNB represent and warrant to Bank that, as of the date of this Agreement and as of the Closing Date:

         4.01. Consolidated Group; Organization; Qualification. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and all of its consolidated subsidiaries for financial reporting purposes. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. WNB is a national banking association, duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

         4.02. Capital Stock. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of September 30, 1997, 20,750,110 shares of Whitney Common Stock were issued and outstanding and 364,491 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section
55) non-assessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03. Corporate Authorization; No Conflicts. Subject to approval of the Merger Agreement by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Merger Agreement are legal, valid and binding obligations of Whitney and WNB, as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association, as the case may be, or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04. Financial Statements, Reports and Proxy Statements. (a) Whitney has delivered to Bank true and complete copies of (i) the consolidated balance sheets as of December 31, 1995 and December 31, 1996 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of September 30, 1997 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the nine-month period then ended, as presented in Whitney's quarterly report on Form 10- Q for the quarter then ended filed with the SEC (collectively, the "Whitney Interim Financial Statements").

                  (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation, which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP.

         4.05. Legality of Whitney Securities. All shares of Whitney Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to the Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06. SEC Reports. Whitney has previously delivered to Bank an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996; (b) quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and (c) proxy statements for the years 1995, 1996 and 1997; as of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act.

         4.07. Absence of Certain Changes or Events. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08. Legal Matters. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

                  (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree, formal or informal, with or by any bank or bank holding company regulatory authority.

         4.09. Community Reinvestment Act. WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         4.10. Share Ownership. As of the date of this Agreement, no member of Whitney's consolidated group owns (except in a fiduciary capacity) any shares of Bank Common Stock.

         4.11. Accuracy of Statements. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         Section 5. Covenants and Conduct of Parties Prior to the Effective Date

         The parties further covenant and agree as follows:

         5.01. (a) Investigations; Planning. Bank shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Bank. Bank agrees to cooperate with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB after consummation of the Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney and WNB shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Bank in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney or WNB. Whitney and WNB shall continue to provide Bank's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

                  (b) Delivery of Schedules of Exceptions; Due Diligence. Whitney, WNB and Bank stipulate that they have entered into this Agreement prior to Bank's delivery of its schedule of exceptions to this Agreement (the

"Schedule of Exceptions") and prior to Whitney's completion of Whitney's customary due diligence investigation of Bank. Bank shall deliver to Whitney, on or before the 7th business day following the date hereof, its Schedule of Exceptions. Upon such delivery, such Schedules shall be initialed on behalf of Whitney and Bank, shall be appended hereto and shall form a part hereof for all purposes. If Bank fails to deliver its Schedule of Exceptions on or before the 7th business day following the date hereof, Whitney may terminate this Agreement without liability by giving written notice of termination to Bank. Whitney shall have no less than ten business days during which to conduct its due diligence review, which review may commence at any time following the execution of this Agreement; provided, however, that at least seven of the said business days shall follow delivery of the Schedule of Exceptions (the "Review Period"). In no event shall the Review Period exceed ten business days following Bank's delivery of the Schedule of Exceptions. At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Bank, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) or (b) terminate the Agreement (without liability to Bank except as set forth in the last sentence of this subsection 5.01(b)) if the results of the review conducted in accordance with the provisions of this subsection 5.01(b) hereof or any of the disclosures contained in the Schedule of Exceptions causes Whitney to determine, in its good faith judgment, that one or more facts or circumstances exist or is likely to exist which, individually or in the aggregate, materially and adversely impacts one or more of the benefits to Whitney of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement. If, after receiving Bank's Schedule of Exceptions, Whitney elects to terminate this Agreement pursuant to the seventh sentence of this
Section 5.01(b), then notwithstanding any other provision hereof, Whitney shall reimburse Bank for the reasonable out-of-pocket expenses actually incurred by it in connection with the transactions contemplated by this Agreement through the date of termination up to a maximum of $150,000.

         5.02. Cooperation and Best Efforts. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and the transactions contemplated hereby and by the Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Merger Agreement at the earliest practicable date.

         5.03. Information for, and Preparation of, Registration Statement and Proxy Statement. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Bank (the "Proxy Statement") which complies with the requirements of the
Securities  Act,  the  Exchange  Act,  the  rules  and  regulations  promulgated thereunder  and other  applicable  federal  and state  laws,  for the purpose of submitting this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, to Bank's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04. Approval of Merger Agreement. Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Merger Agreement.

         5.05. Press Releases. Whitney and Bank will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, which consent will not be unreasonably withheld, neither Bank nor Whitney will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty
(30) days of post-Merger combined operations of Whitney to permit the termination of certain of the restrictions on transfers of Whitney Common Stock set forth in the Shareholder's Commitments referred to in Section 5.10.

         5.06. Preservation of Business. Bank will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07. Conduct of Business in the Ordinary Course. Bank shall conduct its business only in the ordinary course consistent with past practices, and it shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

                  (a) declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not apply to prevent (i) Bank from paying its regular quarterly cash dividend of $0.175 per share or (ii) the issuance of shares of Bank Common Stock pursuant to the exercise of Bank Options outstanding as of the date of this Agreement to purchase Bank Common Stock;

                  (b) amend its charter or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                  (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase by more than 5% the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person whose annual compensation would, following such increase, exceed $50,000 (provided, however, that Bank may, in a manner consistent with past practices and with pooling of interests accounting treatment for the Merger, (i) increase its corporate 401(k) contribution for 1997 in an amount not to exceed in the aggregate more than $20,000 more than the Bank's total contribution to such plan for 1996 and (ii) may increase by no more than $50,000 in the aggregate bonus payments to employees having base salaries of $50,000 or more), or increase any such compensation in any manner inconsistent with its past practices;

                  (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in
Section 3.10 hereof, or cancel any material indebtedness owed to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

                  (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                  (f) commit or omit to do any act which act or omission would cause a breach of any covenant of Bank contained in this Agreement or would cause any representation or warranty of Bank contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

                  (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

                  (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                  (j) dispose of investment securities, except in a manner consistent with past practice, but in no event having an aggregate market value greater than 5% of the aggregate book value of its investment securities portfolio on the date of the Latest Balance Sheet or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                  (k)  enter into any new line of non-banking business;

                  (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on the Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than its book value at the date of the Latest Balance Sheet;

                  (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Bank's applicable regulatory lending limits;

                  (n) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (o) agree or commit to do any of the foregoing.

         5.08. Additional Information. Bank will provide Whitney with prompt written notice of the occurrence of any event which would have, or which could reasonably be expected to result in, a Material Adverse Effect on Bank, or any material action taken or proposed to be taken by any regulatory agency with respect to Bank. Bank will provide Whitney and WNB and Whitney and WNB will provide Bank with (a) prompt written notice of any material breach by such party of any of its warranties, representations or covenants in this Agreement, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in Sections 3.04 and 3.07 as to Bank and subsection 4.04(a) and Section 4.06 as to Whitney, and (c) promptly upon its dissemination, any report disseminated to their respective shareholders.

         5.09. Bank Shareholder Approval. Bank's Board of Directors shall submit this Agreement and the Merger Agreement to its shareholders for approval in accordance with applicable law, together with its recommendation that such approval be given, at a special or regular meeting of the shareholders of Bank duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement and clearance of the Proxy
Statement. The foregoing obligations of Bank and its Board of Directors specified in this Section 5.09 are subject to the proviso in the last sentence of Section 5.12.

         5.10. Restricted Whitney Common Stock. Bank will use its best efforts to obtain no later than twenty (20) days after the execution of this Agreement an agreement from each person who is a director or executive officer of Bank or 10% beneficial owner of securities of Bank who will receive shares of Whitney Common Stock by virtue of the Merger to the effect that such person (i) will not dispose of any Whitney Common Stock received pursuant to the Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting or tax-free reorganization treatment, (ii) will agree to escrow all shares of Whitney Common Stock received pursuant to the Merger until Whitney has made a public announcement of the financial results of at least 30 days of post-Merger combined operations following the Effective Date and (iii) in the case of directors and executive officers (subject only to any fiduciary obligation that such individuals may have to persons other than Bank or their respective shareholders), will agree to vote all shares as to which they have or share voting power in favor of this Agreement and the Merger (the "Shareholder's Commitment").

         5.11. Loan Policy. Bank will not make any loans, or enter into any commitments to make loans, which vary materially from its written loan policies, a true and correct copy of which loan policies will be provided to Whitney concurrently with Bank's Schedule of Exceptions, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans in its loan portfolio.

         5.12. No Solicitations. Prior to the Effective Time or until the termination of this Agreement, Bank shall not, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Bank in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Bank's shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Bank of the Merger or make a recommendation of any Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Bank and Whitney); and Bank shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Bank from taking any action that the Board of Directors of Bank determines, in good faith after consultation with and receipt of written advice from counsel, is required by law or is required to discharge his fiduciary duties to Bank's shareholders.

         5.13. Operating Functions. Bank agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of Bank's Board of Directors, would adversely affect its operations if the Merger was not consummated.

         5.14. Whitney Registration Statement. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Bank Common Stock pursuant to the Merger. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. Bank shall file the Proxy Statement with the OTS concurrently with Whitney's filing of the Registration Statement and shall use its best efforts to obtain OTS clearance thereof as soon as practicable. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Bank except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Bank is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

                  (b) Whitney will indemnify and hold harmless Bank and its directors, officers and other persons, if any, who control Bank within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Proxy Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or the Proxy Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of Bank or any officer, director or affiliate of Bank for use therein.

                  (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Bank and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

                  (d) The provisions of subsections 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

         5.15. Application to Regulatory Authorities. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger.

         5.16. Revenue Ruling. Whitney may elect to prepare (and in that event Bank shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         5.17. Bond for Lost Certificates. Upon receipt of notice from any of its shareholders that a certificate representing Bank Common Stock has been lost or destroyed and prior to issuing a new certificate, Bank shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Bank against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

         5.18. Dissenters. Bank shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Bank with respect to any Bank shareholder's attempted assertion of dissenters rights, and (ii) the opportunity to participate in all communications with respect thereto, should Whitney desire to do so.

         5.19. Withholding. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Bank Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.20. Nasdaq Stock Market. Whitney shall cause the shares of Whitney Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive or similar right and to be approved for quotation on the Nasdaq Stock Market National Market System prior to or at the Effective Time.

         5.21. Stock Options. (a) On the Effective Date, each Bank Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Bank Common Stock and shall be converted automatically into an option to purchase shares of Whitney Common Stock, and Whitney shall assume each Bank Option, in accordance with the terms of the applicable Bank Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) Whitney and its Board of Directors or a duly authorized committee thereof shall be substituted for Bank and Bank's Board of Directors or duly authorized committee thereof administering such Bank Option Plan, (ii) each Bank Option assumed by Whitney may be exercised solely for shares of Whitney Common Stock, (iii) the number of shares of Whitney Common Stock subject to such Bank Option shall be equal to the number of shares of Bank Common Stock subject to such Bank Option immediately prior to the Effective Date multiplied by the Exchange Ratio, provided that any fractional shares of Whitney Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Bank Option shall be adjusted by dividing the per share exercise price under each such Bank Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and
(iv) of the preceding sentence, each Bank Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Whitney and Bank agree to take all necessary steps to effect the foregoing provisions of this subsection 5.21(a).

                  (b) As soon as practicable after the Effective Date, Whitney shall deliver to each participant in each Bank Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Bank Option Plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by subsection 5.21(a) hereof after giving effect to the Merger. As soon as practicable after the Effective Date, Whitney shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Whitney Common Stock subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

         5.22.    Continuing Indemnity; Insurance.  Whitney covenants and agrees that:
                  (a) All rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Bank's charter, bylaws and indemnification plan as in effect as of the date of this Agreement (true and complete copies of which have been provided to Whitney) and under applicable federal law with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim.

                  (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under this Section 5.22, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Bank and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

                  (c) Whitney shall use best efforts to cause the persons serving as officers or directors of Bank immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Bank with respect to acts or omissions occurring prior to or at the Effective Time which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to obtain such insurance if the aggregate premium therefor exceeds $26,250 (150% of the most current annual premium paid by Bank for its directors and officers liability insurance).

                  (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.22.

                  (e) The provisions of this Section 5.22 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.23. Employees and Certain Other Matters. (a) All employees of Bank at the Effective Time shall become or remain employees of WNB. Whitney and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Bank shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of WNB's Compensation Committee and (ii) all Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan) for all purposes of Whitney's or WNB's defined benefit pension plan.

                  (b) Bank shall assign to Whitney at Closing the "Employment Agreements" between Bank and Lee J. Guarisco, William J. Barbera, Stephen R. Berthelot, Michael D. Templet and Jo Anne R. Bergeron (the "Covered Employees"), dated as of September 30, 1993 or September 30, 1997, as the case may be, true and complete copies of which have been delivered to Whitney prior to the execution of this Agreement (the "Change in Control Agreements"), which assignment shall be effective at the Effective Time. At the Effective Time Whitney shall assume the obligations of Bank under the Change in Control Agreements in accordance with Section 9 thereof. Upon Whitney's assumption of the Change in Control Agreements, the Date of Termination as defined in Section 1(d) of the Change in Control Agreements shall be deemed the Effective Date and the benefits payable under the Change in Control Agreements shall be payable in monthly installments commencing on the first business day of the month following the Date of Termination as provided in Section 5(b) of the Change in Control Agreements. At Closing each of the Covered Employees shall deliver to Whitney a letter agreement agreeing to the termination of the Change in Control Agreements and releasing Whitney from any obligations thereunder other than payment of the change in control payments described above and calculated by Whitney in accordance with the terms of the Change in Control Agreements.

         5.24. Undertaking to File Reports and Cooperate in Rule 144 Transactions. Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Bank of the shares of Whitney Common Stock received by them in the Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Bank Common Stock who receives shares of Whitney Common Stock by reason of the Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.24, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

         5.25. Whitney Conduct of Business. From the date hereof through the Closing, without the prior written consent of the chief executive officer of Bank or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         Section 6.        Conditions of Closing

         6.01. Conditions of All Parties. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) Shareholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the shareholders of WNB and Bank.

                  (b) Effective Registration Statement and Cleared Proxy Statement. The Registration Statement shall have become effective and the Proxy Statement shall have been cleared prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                  (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                  (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement and the Merger Agreement (including without limitation the satisfaction of all notice requirements set forth in 12 C.F.R. 563.22(b)) shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Merger without imposing any material conditions with respect thereto except for any such conditions that are reasonably acceptable to Whitney in good faith.

                  (e) Tax Opinion. Whitney and Bank shall have received the opinion of Arthur Andersen LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Merger, including an opinion that the receipt of Whitney Common Stock by Bank's shareholders will not be a taxable event to such shareholders.

         6.02. Additional Conditions of Whitney and WNB. The obligations of Whitney and WNB to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Bank contained in this Agreement shall be true and correct, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, except as to any representation or warranty which specifically relates to an earlier date (which must be true and correct as of such earlier date), and except for breaches of representations or warranties (other than the representations and warranties contained in Sections 3.02 and 3.03) which, individually or in the aggregate, would not have a Material Adverse Effect on Bank. Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, Bank shall have delivered to Whitney and WNB its certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer, to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by Bank in this Agreement.

                  (b) No Material Adverse Change. There shall not have occurred from the date of the Latest Balance Sheet to the Closing Date any event or occurrence that has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect on Bank.

                  (c) Accountants' Letters. Whitney shall have received "comfort" letters from KPMG Peat Marwick LLP, independent public accountants for Bank, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

                  (d) Opinion of Counsel. Whitney shall have received from Elias, Matz, Tiernan & Herrick L.L.P., counsel to Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of Bank and governmental officials.

                  (e) Tax Consequences of Merger. Whitney shall have received satisfactory assurances from its independent accountants that the consummation of the Merger will not be a taxable event to Whitney or WNB.

                  (f) Pooling of Interest. Prior to the expiration of the Review
Period and within three (3) days prior to the Closing Date, KPMG Peat Marwick LLP shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to KPMG Peat Marwick LLP, Whitney will be permitted to account for the Merger as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreement do not qualify for pooling of interests accounting treatment.

                  (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of Bank or who beneficially owns 10% or more of the Bank Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, that the Merger will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 under the Securities Act.

                  (h) Termination Letters. A letter agreement in form and substance satisfactory to Whitney agreeing to the termination of the Change in Control Agreements and releasing Whitney from any obligations thereunder except as set forth in subsection 5.23(b) of this Agreement shall have been executed by each Covered Employee and delivered to Whitney.

                  (i) Regulatory Action. No adverse regulatory action shall be pending or threatened against Bank, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and Bank, if such action would or could reasonably be expected to impose any material liability on Whitney or interfere with the conduct of the businesses of Whitney's consolidated group following the Merger.

         6.03. Additional Conditions of Bank. The obligations of Bank to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and WNB contained in this Agreement shall be true and correct, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, except as to any representation or warranty which specifically relates to an earlier date (which must be true and correct as of such earlier date), and except for breaches of representations or warranties (other than the representations and warranties contained in Sections 4.03 and 4.05) which, individually or in the aggregate, would not have a material adverse effect on the financial conditions, results of operations or business of Whitney's consolidated group taken as a whole. Each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer, to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by Whitney or WNB in this Agreement.

                  (b) Opinion of Counsel. Bank shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., counsel for Whitney and WNB, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials.

                  (c) Opinion of Investment Bankers. Bank shall have received letters from Friedman, Billings, Ramsey & Co., Inc. dated the date of the mailing of the Proxy Statement to shareholders of Bank and dated the date of the meeting of the shareholders of Bank, in each case in form and substance satisfactory to Bank, confirming such financial advisor's prior opinion to the Board of Directors of Bank to the effect that the consideration to be paid in the Merger is fair to its shareholders from a financial point of view.

                  (d) No Material Adverse Change. There shall not have occurred any material adverse change from the date of Whitney's Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         6.04. Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of Section 6.01 hereof and the condition specified in subparagraph (c) of Section 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

         Section 7.        Termination

         7.01. Termination. This Agreement and the Merger Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Bank:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Bank.

                  (b) Material Breach. By the Board of Directors of either Whitney or Bank in the event of a material breach by Bank (for a termination by Whitney) or by either Whitney or WNB (for a termination by Bank), of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                  (c) Abandonment. By the Board of Directors of either Whitney or Bank if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Bank by August 31, 1998, or (ii) any such condition cannot be met by August 31, 1998 and has not been waived by each party in whose favor such condition inures, or (iii) if the Merger has not been consummated by August 31, 1998, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

                  (d) Shareholder Vote. By Whitney or Bank if this Agreement or the Merger fails to receive the requisite vote at any meeting of Bank shareholders called for the purpose of voting thereon.

                  (e) Bank Recommendation. By Whitney if the Board of Directors of Bank (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger or shall have resolved to do any of the foregoing; (B) shall have recommended to the shareholders of Bank (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of Bank; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Bank capital stock; or (C) shall have made any announcement of any agreement to do any of the foregoing.

                  (f) Acquisition Transaction. By Bank if Bank receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Bank determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Bank's shareholders than the transactions contemplated by this Agreement.

                  (g) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.01.

                  (h) Regulatory Approval. By Whitney or Bank if any applicable regulatory authority formally disapproves the transactions contemplated by this Agreement or approves such transactions in a manner which does not satisfy the requirements of the last clause of subsection 6.01(d) hereof.

                  (i) Average Whitney Market Price Below $40.00. By Bank, at any time during the five-day period following the end of the Pricing Period if both of the following conditions are satisfied: (i) the Average Whitney Market Price shall be less than $40.00; and (ii) (A) the quotient obtained by dividing the Average Whitney Market Price by $50.00 (such number being referred to herein as the "Whitney Ratio") shall be less than (B) the result obtained by subtracting
0.15 from the quotient obtained by dividing the average of the Index Prices (as hereinafter defined) during the Pricing Period by the Index Price on the Starting Date (as hereinafter defined);

subject, however, to the following: If Bank shall elect to terminate this Agreement pursuant to this subsection 7.01(i), it shall give written notice thereof to Whitney (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Whitney shall have the option, in its sole and absolute discretion, to elect to increase the Exchange Ratio to equal the number (rounded to the nearest thousandth) obtained by dividing $63.48 by the Average Whitney Market Price (without adjustment for any postponement of the Closing Date pursuant to this subsection 7.01(i)) and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate Whitney's election of such option (i.e., up to a five-day period). If Whitney so elects within such five-day period, it shall give prompt written notice to Bank of such election and the Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection 7.01(i).

                  For purposes of this Agreement, the following terms shall have the meanings indicated.

                  "Index Group" shall mean the bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and the end of the Pricing Period, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock reflected on the last quarterly report on Form 10-Q for each of the respective companies) shall be redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are as follows:

                Bank Holding Companies                               % Weighting
                ----------------------                               -----------
                Deposit Guaranty                                          4.35
                Jackson, Mississippi

                Hancock                                                   1.73
                Gulfport, Mississippi

                Trustmark                                                 3.41
                Jackson, Mississippi

                First American                                            7.77
                Nashville, Tennessee

                First Tennessee                                          10.55
                Memphis, Tennessee

                Union Planters                                           11.63
                Memphis, Tennessee

                AmSouth                                                  11.86
                Birmingham, Alabama

                Compass                                                   7.11
                Birmingham, Alabama

                Regions                                                  14.77
                Birmingham, Alabama

                Southtrust                                               15.30
                Birmingham, Alabama

                Hibernia                                                  6.51
                New Orleans, Louisiana

                First Commercial                                          5.01
                Little Rock, Arkansas

                Total                                                   100.00%
                                                                        ========

                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group.

                  "Starting Date" shall mean the first trading day immediately following the date of the first public announcement of entry into this Agreement.

                  If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the end of the Pricing Period, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying any provision of this subsection 7.01(i) or subsection 7.01(j).

                  (j) Average Whitney Market Price Above $60.00. By Whitney, at any time during the five-day period following the end of the Pricing Period if each of the following conditions are satisfied: (i) the Average Whitney Market Price shall be greater than $60.00; (ii) (A) the quotient obtained by dividing the Average Whitney Market Price by $50.00 (such number being referred to herein as the "Whitney Ratio") shall be greater than (B) the result obtained by adding
0.15 to the quotient obtained by dividing the average of the Index Prices during the Pricing Period by the Index Price on the Starting Date; and (iii) none of the events specified in subsection 2.01(a)(i)(D) of this Agreement shall have occurred and be continuing;

subject, however, to the following: If Whitney shall elect to terminate this Agreement pursuant to this subsection 7.01(j), it shall give written notice thereof to Bank (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Bank shall have the option, in its sole and absolute discretion, to elect to have the Exchange Ratio reduced to equal the number (rounded to the nearest thousandth) obtained by dividing $81.12 by the Average Whitney Market Price (without adjustment for any postponement of the Closing Date pursuant to this subsection 7.01(j)) and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate Bank's election of such option (i.e., up to a five-day period). If Bank so elects within such five-day period, it shall give prompt written notice to Whitney of such election and the Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection 7.01(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection 7.01(j).



             (The remainder of this page left blank intentionally.)

         7.02. Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any thrift, bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second to last sentence of subsection 5.01(a); subsections 5.14(b) and (c); Section 7.02; Section 7.03 and
Section 8.

         7.03. Termination Fee. If this Agreement is terminated by Whitney or Bank pursuant to subsection 7.01(e) or subsection 7.01(f), then Bank (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $3,000,000, payable in same day funds.

         Section 8.        Miscellaneous

         8.01. Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to Whitney or WNB:

                           Whitney Holding Corporation
                           Attention:  Mr. William L. Marks
                           Chairman of the Board and CEO
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130

                  With copies to:

                           Whitney National Bank
                           Legal Department
                           Attention:  Joseph S. Schwertz, Jr.
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130


                  If to Bank:

                           Meritrust Federal Savings Bank
                           Attention:  Lee J. Guarisco
                           Vice Chairman
                           200 West Second Street
                           Thibodaux, Louisiana 70303

                  With copies to:

                           Gerald F. Heupel, Jr., Esq.
                           Elias, Matz, Tiernan & Herrick L.L.P.
                           12th Floor
                           734 15th Street, N.W.
                           Washington, D.C. 20005


         8.02. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03. Expenses. Except as otherwise provided herein, regardless of whether the Merger is consummated, all expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04. Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05. Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06. Integrated Agreement. This Agreement, the Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07. Choice of Law. The validity of this Agreement and the Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

         8.08. Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by Bank without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreement, except as expressly provided for herein and therein.

         8.09. Amendment. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11. Non-Survival of Representations and Warranties; Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any thrift, bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of Section 6.02 or subparagraph (a) of Section 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION

BY:      /s/ William L. Marks
         ----------------------------
         William L. Marks
ITS:     Chairman and CEO

WHITNEY NATIONAL BANK

BY:      /s/ William L. Marks
         ----------------------------
         William L. Marks
ITS:     Chairman and CEO

MERITRUST FEDERAL SAVINGS BANK

BY:      /s/ Lee J. Guarisco
         ----------------------------
ITS:     Vice Chairman
         ----------------------------
                                      A-30

                                                              Exhibit 1.01(a) to
                                                    Agreement and Plan of Merger


                               AGREEMENT OF MERGER

                                       OF

                         MERITRUST FEDERAL SAVINGS BANK

                                      INTO

                              WHITNEY NATIONAL BANK


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this _____ day of _______________, 1997, between Meritrust Federal Savings Bank, a federally chartered stock savings bank, domiciled at Thibodaux, Louisiana ("Bank"), and Whitney National Bank, a national banking association, organized under the laws of the United States ("WNB" or the "Receiving Association").

         WHEREAS, as required by law, at least two-thirds of the members of the respective Boards of Directors of WNB and Bank (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into WNB (the "Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated November 20, 1997 (the "Plan"), between the Merging Associations and Whitney Holding Corporation, a Louisiana corporation ("Whitney"), of which WNB is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

         WHEREAS, as required by law, at least two-thirds of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") being duly given and to such other approvals as may be required by law, to effect the Merger, all in accordance with the provisions of this Agreement.

         NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Merger, the parties hereto agree as follows:

         1. The Merger. At the Effective Time (as defined in Section 2 hereof), Bank shall be merged with and into WNB under the Articles of Association of WNB, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. ss.215a and ss.215c, and Whitney National Bank shall be the resulting institution in such merger. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time and any other approved but unopened branches at the Effective Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Merger nor shall any person succeed to such positions by virtue of the Merger.

         2. Effective Time. The Merger shall become effective at the close of business on the date on which this Agreement is executed by the respective officers of the Merging Associations in the name and on behalf of the Merging Associations (the "Effective Time").

         3.1 Conversion of Capital Stock of Bank. Subject to the provisions of this Section 3.1, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Bank common stock, par value $1.00 per share ("Bank Common Stock"), shall be converted as follows:

                  (a) Exchange Ratio. (i) Except for shares of Bank Common Stock held by Bank as treasury shares (other than in a fiduciary capacity), if any, which shall by reason of the Merger be canceled ("Treasury Shares"), and subject to the provisions of Section 3.1(b) relating to fractional shares, each issued and outstanding share of Bank Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to (A) if the Average Whitney Market Price (as hereinafter defined) is greater than or equal to $46.00 and less than or equal to $54.00, the quotient (rounded to the nearest thousandth) determined by dividing (x) $73.00 by (y) the Average Whitney Market Price, (B) if the Average Whitney Market Price is less than $46.00, 1.587 shares, (C) if the Average Whitney Market Price is greater than $54.00, 1.352 shares, or (D) notwithstanding any of the foregoing, if prior to the Effective Date (x) Whitney issues a press release announcing that it is negotiating or has executed a letter of intent or definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and
(y) Whitney has not thereafter issued a press release announcing the termination of such negotiations, letter of intent or definitive agreement prior to the Closing, 1.352 shares (the "Exchange Ratio").

                           (ii)  Average Whitney Market Price.  The "Average
Whitney Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal (corrected for typographical errors).

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Bank, upon surrender of his or her certificate that immediately prior to the Effective Time represented Bank Common Stock, other than Treasury Shares, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Whitney Market Price.

                  (c) Exchange of  Certificates.  After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bank Common Stock, other than Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 3.1(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock were converted. Until so surrendered, each outstanding Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Bank stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Bank Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this Section 3.1(c) are intended for the benefit of the holders of shares of Bank Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

                  (d) Deposit. As of the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Bank Common Stock pursuant to this Section 3.1.

                  (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Bank at the Effective Time transmittal materials for use in exchanging certificates of Bank Common Stock for certificates of Whitney Common Stock.

                  (f) Bank Options. Each Bank Option (as defined in the Plan) under the Bank Option Plans (as defined in the Plan) that is outstanding at the Effective Time shall be converted into an option to acquire shares of Whitney Common Stock in the manner set forth in Section 5.21 of the Plan.

         3.2. Closing Transfer Books. At the Effective Time, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter.

         4. Capital Stock of the Receiving Association. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $3,358,400, divided into 134,336 shares of common stock, par value $25.00 per share.

         5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank, savings institution or banking association participating in the Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Merger without any deed or other transfer. The Receiving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

         6. Savings Accounts and Deposits. All savings accounts and deposits of Bank and WNB shall be and continue to be savings accounts and deposits of the Receiving Association, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each savings account or deposit of Bank and WNB shall be considered for interest purposes as a savings account or deposit of the Receiving Association from the time said savings account or deposit was opened in Bank and WNB and at all times thereafter until such account or deposit ceases to be a savings account or deposit of the Receiving Association.

         7. Liquidation Accounts. Any liquidation accounts of Bank shall be assumed by the Receiving Association at the Effective Time.

         8. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law. In no event shall the Merger become effective prior to the delivery of notification of the Merger to the Office of Thrift Supervision pursuant to 12 C.F.R. ss.563.22(b).

         9. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

         IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                            [Signature lines omitted]

                                                              Exhibit 6.02(g) to
                                                    Agreement and Plan of Merger


                   [Letter from directors, executive officers
                    and 10% beneficial shareholders of Bank]

                                     [date]


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of Meritrust Federal Savings Bank ("Bank") from the Agreement and Plan of Merger dated __________________, 1997 (the "Agreement") among Bank, Whitney Holding Corporation ("Whitney") and Whitney National Bank, I agree as follows:

         [If a director or executive officer of Bank: I agree to vote all shares of Bank common stock that I own beneficially or of record in favor of approving the Agreement and the merger to be effected thereby, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require me to vote any shares of Bank common stock over which I have or share voting power solely in a fiduciary capacity on behalf of any person other than Bank, if I determine, in good faith after consultation with and receipt of written advice of counsel, that such a vote would cause a breach of my fiduciary duties to such other person.]

         I [further] agree that I will not, without the prior consent of Whitney, transfer any of my shares of Bank common stock within 30 days prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

         I also acknowledge that Whitney intends to account for the acquisition of Bank as a pooling of interests. I understand that my transfer of any shares of Bank common stock within 30 days prior to the Effective Date and any Whitney common stock that I receive in exchange for Bank common stock, prior to Whitney's publication of financial results covering at least 30 days of its combined operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that, without the prior consent of Whitney, I will not, except by operation of law, by will, or under the laws of descent and distribution, sell or otherwise transfer any shares of Bank common stock, (or the Whitney common stock which I receive in exchange for my Bank common stock) over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber during the period commencing 30 days prior to the Effective Date and ending at such time as:

          a. the merger has become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date, or

          b.   the Agreement terminates.

         I authorize Whitney or its authorized agent to hold the certificates representing the shares of Whitney common stock into which my shares of Bank common stock will be converted until the date that I am free to trade those shares in accordance with the foregoing paragraph. I understand that upon my delivery of certificates to the Exchange Agent in compliance with Section 2.01(c) of the Agreement, I will have the right to vote the Whitney shares received in exchange therefore and receive dividends in respect thereof during the time that Whitney or its agent holds the certificates retained by it pursuant to this letter agreement.

         I certify that all of the shares of Bank common stock of which I hold the power to sell, transfer, pledge or otherwise alienate or encumber are represented by the following certificates:

         Certificate No.                    No. of shares








         I am aware that Whitney intends to structure the acquisition of Bank in a manner consistent with Section 368 of the Internal Revenue Code. I acknowledge that applicable tax regulations require "continuity of interest" in order for the merger to qualify under Section 368. I have no present plan or intention to dispose of any Whitney common stock that I will receive in the merger to be effected pursuant to the Agreement.

         I also understand the resale or other disposition of Whitney common stock that I receive may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Agreement under Section 7 of the Agreement.


                                 Sincerely,



                                 [Director, Executive Officer or
                                 10% beneficial shareholder]

                                   APPENDIX B
           Fairness Opinion of Friedman, Billings, Ramsey & Co., Inc.

             [Letterhead of Friedman, Billings, Ramsey & Co., Inc.]





                              March 9, 1998


Board of Directors
Meritrust Federal Savings Bank
200 West Second Street
Thibodaux, LA  70301

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR"), provide you with its opinion as to the fairness, from a financial point of view, to holders of common stock ("Stockholders") of Meritrust Federal Savings Bank ("Meritrust" or the "Company") of the Exchange Ratio (as hereinafter defined) to be received by such holders pursuant to the Agreement and Plan of Merger between Meritrust, Whitney Holding Corporation ("WHC") and Whitney National Bank ("WNB" and collectively with WHC, "Whitney"), dated as of November 20, 1997 (the "Merger Agreement"), pursuant to which Meritrust will be merged with and into WNB (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Meritrust shall be converted into the right to receive from Whitney shares of Whitney common stock equal to
(a) if the Average Whitney Market Price (defined below) is greater than or equal to $46.00 and less than or equal to $54.00, the quotient (rounded to the nearest thousandth) determined by dividing (i) $73.00 by (ii) the Average Whitney Market Price, (b) if the Average Whitney Market Price is less than $46.00, 1.587 shares, (c) if the Average Whitney Market Price is greater than $54.00, 1.352 shares, or (d) notwithstanding any of the foregoing, if, prior to the effective date of the Merger, Whitney issues a press release announcing that it is negotiating or has executed a letter of intent or definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations, letter of intent or definitive agreement prior to the closing of the transactions contemplated by the Merger Agreement, 1.352 shares (the "Exchange Ratio"). The Merger Agreement defines "Average Whitney Market Price" as the average of the closing per share trading prices of Whitney common stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the effective date of the Merger, as reported in the Wall Street Journal (corrected for typographical errors). Additionally, each option to purchase shares of Meritrust common stock shall be converted into an option to purchase Whitney common stock, subject to certain terms and conditions. The Merger Agreement will be considered at a meeting of the Stockholders of Meritrust. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed Whitney Annual Report to Stockholders for the fiscal year ended December 31, 1996 and Whitney Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1994 through 1996;

Board of Directors
Meritrust Federal Savings Bank
March 9, 1998
Page 2



     reviewed Whitney Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC;

2. reviewed Meritrust Annual Report to Stockholders for the fiscal year ended December 31, 1996 and Meritrust Annual Report on Form 10-KSB filed with the Office of Thrift Supervision ("OTS") for the fiscal year ended December 31, 1996; reviewed Meritrust Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the OTS;

3. reviewed Meritrust's unaudited financial statements for the ten months ended October 31, 1997;

4. reviewed the reported market prices and trading activity for the Whitney common stock for the period January 1994 through November 19, 1997;

5. discussed the financial condition, results of operations, business and prospects of Meritrust and Whitney with the managements of Meritrust and Whitney;

6. compared the results of operations and financial condition of Meritrust and Whitney with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Meritrust or Whitney, as the case may be;

7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

8. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by Whitney;

9.   reviewed a copy of the Merger Agreement; and

10. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Meritrust and Whitney furnished to it by Meritrust or Whitney, or the publicly-available financial and other information regarding Meritrust, Whitney and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete. FBR has further relied on the assurances of management of Meritrust and Whitney that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Meritrust provided to FBR by its management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of Meritrust. FBR has assumed that there has been no material change in Meritrust's assets, financial condition, result of operations, business or prospects since September 30, 1997. FBR did not undertake an

Board of Directors
Meritrust Federal Savings Bank
March 9, 1998
Page 3



independent appraisal of the assets or liabilities of Meritrust nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Meritrust. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in Louisiana and the rest of the United States.

FBR has acted as a financial advisor to Meritrust in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Meritrust or Whitney for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the Stockholders of Meritrust.

         This letter is solely for the information of the Board of Directors and Stockholders of Meritrust and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger.


                                      Very truly yours,

                                      FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                      /s/ Friedman, Billings, Ramsey & Co., Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.          Indemnification of Directors and Officers

         Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         The Articles of Incorporation and By-laws of Whitney Holding Corporation ("Whitney") provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

         Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.          Exhibits and Financial Statement Schedules

         (a)      Exhibits

                  The following  Exhibits are filed as part of this Registration
Statement:

                  Exhibit No.       Description

                       2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

                       5 Opinion of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P.

                       8 Form of opinion of Arthur Andersen LLP as to certain tax matters.


                      23.1    Consent of Arthur Andersen LLP dated March 5,
                              1998.*

                      23.2    Consent of KPMG Peat Marwick LLP dated March 4,
                              1998.*

                      23.3 Consent of Friedman, Billings, Ramsey & Co., Inc. dated March 4, 1998.*

                      23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.

                      24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).


                      99.1    Form of Proxy of the Bank*


                      99.2 The following portions of Meritrust Federal Savings Bank's annual report to stockholders for the fiscal year ended December 31, 1996: selected consolidated financial data (page 5); management's discussion and analysis of financial condition and results of operations (pages 6 through 20); and audited consolidated financial statements and notes thereto (pages 21 through 44).


                    _________________

                    * Filed with this Amendment. All other listed exhibits have been filed previously.


         (b)      Financial Statement Schedules

                  None

Item 22.          Undertakings

         The undersigned Registrant hereby undertakes as follows:

         (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, and to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 4th day of March, 1998.


                                            WHITNEY HOLDING CORPORATION


                                            By:  /s/ William L. Marks
                                               ---------------------------------
                                                     William L. Marks
                                                     Chairman of the Board



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         /s/ William L. Marks                       Chairman of the Board                          March 4, 1998
--------------------------------------              and Chief Executive Officer
             William L. Marks

          /s/ R. King Milling                       Director and President                         March 4, 1998
--------------------------------------
              R. King Milling


        /s/ Edward B. Grimball                      Executive Vice President and                   March 4, 1998
--------------------------------------                Chief Financial Officer
            Edward B. Grimball                     (Principal Financial Officer
                                                 and Principal Accounting Officer)


                   *                                        Director                                 March 4, 1998
--------------------------------------
          Guy C. Billups, Jr.


                   *                                        Director                                 March 4, 1998
--------------------------------------
       Harry J. Blumenthal, Jr.


                   *                                        Director                                 March 4, 1998
--------------------------------------
         Joel B. Bullard, Jr.

                   *                                        Director                                 March 4, 1998
--------------------------------------
             James M. Cain


                   *                                        Director                                 March 4, 1998
--------------------------------------
          Angus R. Cooper, II


                   *                                        Director                                 March 4, 1998
--------------------------------------
         Robert H. Crosby, Jr.




                   *                                        Director                               March 4, 1998
--------------------------------------
          Richard B. Crowell


                   *                                        Director                               March 4, 1998
--------------------------------------
          Camille A. Cutrone


                   *                                        Director                               March 4, 1998
--------------------------------------
           William A. Hines


                   *                                       Director                                March 4, 1998
--------------------------------------
           Robert E. Howson


                   *                                       Director                                March 4, 1998
--------------------------------------
             John J. Kelly


                   *                                       Director                                March 4, 1998
--------------------------------------
          E. James Kock, Jr.


                   *                                       Director                                March 4, 1998
--------------------------------------
           Alfred S. Lippman


                   *                                       Director                                March 4, 1998
--------------------------------------
           John G. Phillips


                   *                                       Director                                March 4, 1998
--------------------------------------
         John K. Roberts, Jr.


                   *                                       Director                                March 4, 1998
--------------------------------------
           W. P. Snyder III


                   *                                       Director                                March 4, 1998
--------------------------------------
           Carroll W. Suggs


                   *                                       Director                                March 4, 1998
--------------------------------------
           Warren K. Watters



By:  /s/ R. King Milling
     ----------------------------------
         R. King Milling
         Agent and Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                    Sequentially
Exhibit                                                                 Numbered
Number              Description                                             Page



2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).
5       Opinion of Milling, Benson, Woodward, Hillyer, Pierson &
        Miller, L.L.P.
8       Form of opinion of Arthur Andersen LLP as to certain tax
        matters.
23.1    Consent of Arthur Andersen LLP dated March 5, 1998.*
23.2    Consent of KPMG Peat Marwick LLP dated March 4, 1998.*
23.3    Consent of Friedman, Billings, Ramsey & Co., Inc. dated
        March 4, 1998.*
23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.
24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).
99.1    Form of Proxy of the Bank*
99.2 The following portions of Meritrust Federal Savings Bank's annual report to stockholders for the fiscal year ended December 31, 1996: selected consolidated financial data
        (page 5); management's discussion and analysis of financial condition and results of operations (pages 6 through 20); and audited consolidated financial statements and notes thereto (pages 21 through 44).
_______________________
*Filed with this Amendment. All other listed exhibits have been filed previously.